Exhibit 10.1

LEASE AGREEMENT
by and between
ASPEN LAKE BUILDING THREE, LLC,
a Texas limited liability company
as Landlord
and
Q2 SOFTWARE, INC.,
a Delaware corporation
as Tenant
dated
December 18, 2019

Aspen Lake Three Office Building
Pecan Park Boulevard
Austin, Texas 78750

LEASE AGREEMENT
THIS LEASE AGREEMENT (this "Lease") is made and entered into as of the 18th day of December, 2019 (the "Effective Date"), by and between ASPEN LAKE BUILDING THREE, LLC, a Texas limited liability company ("Landlord"), and Q2 SOFTWARE INC., a Delaware corporation ("Tenant").
In consideration of the rents reserved hereunder and the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I
Section 1.1    DEMISE OF THE PREMISES. Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases and takes from Landlord, those certain premises (hereinafter collectively sometimes called the "Premises") located on (i) the entire third (3rd) and fourth (4th) floors (the "Upper Floor Premises"); (ii) the entire second (2nd) floor (the "Second Floor Premises"); and (iii) the entire first (1st) floor (the "First Floor Premises", together with the Second Floor Premises being collectively the "Lower Floor Premises") of the building known as Aspen Lake Three Office Building (the "Building") which is located on Pecan Park Boulevard, in Austin (Williamson County), Texas 78750 (hereinafter sometimes called the "Land"). The Land is more particularly described on EXHIBIT A attached hereto and made a part hereof for all purposes. A preliminary conceptual floor plan of the Premises is attached hereto and made a part hereof for all purposes as EXHIBIT B and a preliminary conceptual exterior elevation of the Building is attached hereto as EXHIBIT B-1, each subject to minor adjustment as the Building and Project are designed and permitted. The Building, the Land, all parking facilities owned or controlled by Landlord and servicing the Building and any such parking structures or parking lots constructed in the future on the Land (the "Parking Facilities") and any Public Areas (as hereinafter defined) are hereinafter sometimes collectively called the "Project", the conceptual site plan for which is generally depicted on EXHIBIT B-2 attached hereto, subject to adjustment as required pursuant to Legal Requirements, including, without limitation, such adjustments that may be required to obtain a site development permit for the Project.
Section 1.2    LICENSE TO USE PUBLIC AREAS. Subject to Section 5.3 below, Landlord hereby grants Tenant, its employees, invitees and other visitors, a nonexclusive license for the Term of this Lease and all extensions and renewals thereof to use, for the purpose of ingress and egress to the Building, the Parking Facilities, and the Premises, and in accordance with the Building Rules (as hereinafter defined) (i) the sidewalks and other exterior common areas located on the Land; and (ii) and the lobbies, public corridors and elevator foyers of the Building.
Section 1.3    RENTABLE AREA. Landlord and Tenant agree that (i) the Rentable Area of the Upper Floor Premises is estimated to be approximately 69,103 square feet comprised of approximately 34,584 square feet on the third (3rd) floor of the Building and approximately 34,519 square feet on the fourth (4th) floor of the Building, (ii) the Rentable Area of the Second Floor Premises is estimated to be approximately 34,316 square feet comprised of the entire second (2nd) floor of the Building and (iii) the Rentable Area of the First Floor Premises is approximately 25,571 square feet comprised of the entire first (1st) floor of the Building, and (iv) the Rentable Area of the entire Premises (as defined in and determined in accordance with the terms and provisions of EXHIBIT C attached hereto and made a part hereof for all purposes) (the "Rentable Area") is estimated to be approximately 128,990 rentable square feet, which is all of the Rentable Area in the Building. The actual Rentable Area of the Upper Floor Premises, the Second Floor Premises, First Floor Premises, and the entire Premises shall be determined by the M.J. Arthur Gensler & Associates ("Landlord's Architect") within sixty (60) days after the Shell Completion Date (as defined herein). Such determination shall be made in accordance with published BOMA (ANSI/BOMA Z65.i-1996) standards and methodology. Based on such determination by Landlord's Architect, Landlord shall send Tenant a notice stipulating the final measurements of the Upper Floor

Premises, the Second Floor Premises, the First Floor Premises, and the entire Premises, along with any resulting changes in estimated payments of Rent or Tenant's Proportionate Share, and any other provisions impacted by such measurements. Tenant shall have the right to have all measurements verified by its own architect within sixty (60) days of Landlord's Architect's determination. Any disputes regarding the two architects' calculations shall be submitted to a reputable independent architectural firm selected by the parties within thirty (30) days of Tenant's calculation, and whose calculations (using the methodology set forth above) shall be final and binding on the parties. Landlord and Tenant agree that HOK is an acceptable architectural firm for such purpose. The fees of the independent architect shall be shared equally among Landlord and Tenant.
Section 1.4    TERM.
(a)    This Lease shall be effective as of the Effective Date. The term (the "Term") of this Lease shall commence on May 1, 2021 (the "Commencement Date") and, unless sooner terminated or extended in accordance with the terms and conditions set forth herein, shall expire on (i) with respect to the Lower Floor Premises, the last day of the eighty-fourth (84th) full calendar month after the Commencement Date (the "Lower Floor Expiration Date" or "LFED") and (ii) with respect to the Upper Floor Premises, the last day of the one hundred twentieth (120th) full calendar month after the Commencement Date (the "Upper Floor Expiration Date"). If Tenant shall have Substantially Completed Tenant's Work (as defined herein) prior to the Commencement Date and occupies the Premises for the purpose of conducting business therein, it shall be bound by all of the terms and provisions of this Lease, including, without limitation, the obligation to pay Additional Rent, but it shall not be obligated to pay Base Rent until the expiration of the Rent Abatement Period (as defined herein).
(b)    Tenant and Landlord shall execute and deliver the agreement in the form attached hereto as EXHIBIT E and made a part hereof specifying, among other matters, the Commencement Date and the Lower Floor Expiration Date and the Upper Floor Expiration Date (the "Commencement Memorandum"). Landlord shall prepare and deliver the Commencement Memorandum to Tenant after the Commencement Date has occurred, and Tenant shall execute and deliver the agreement to Landlord within five (5) business days of Tenant's receipt thereof. Failure to sign the Commencement Memorandum shall not affect the commencement or expiration of the term of this Lease or any other terms and conditions of this Lease.
Section 1.5    USE.
(a)    The Premises are to be used and occupied by Tenant (and its assignees and subtenants permitted hereunder) for general office, computer labs, and ancillary storage use; provided so long as Tenant is leasing the entire Building, for any other purpose permitted by applicable zoning and ordinances. Such permitted use shall include software development, sales, implementation, support and services ancillary to Tenant's use. Without limiting the foregoing, the Premises shall not be used for any purpose which lowers the Class A character of the Building, or materially increase wear and tear on the Building's mechanical, electrical and plumbing systems. Tenant shall not be allowed to (i) have more than six and one half (6.5) persons per one thousand (1,000) square feet of Rentable Area (the "Density Restriction") occupy the Premises (excluding open houses, work-shops or other temporary events or functions which temporarily increase the number of persons in the Premises); provided, however as long as Tenant is leasing the entire Building, the foregoing restriction shall not apply, and (ii) use the space for the purpose of providing telemarketing services; provided, however, the foregoing restriction shall not prohibit Tenant from conducting phone-based customer service and sales activities from the Premises; and provided further, however, as long as Tenant is leasing the entire Building the foregoing restriction shall not apply, (iii) use the space as a consular office for any foreign government or (v) use the space as an office for any governmental or regulatory authority, agency or bureau. Any upgrade to Building systems in excess of those described on Schedule D-1 to EXHIBIT D of this Lease which are required as a result of (i) Tenant occupying the Premises in excess of the Density Restriction as applied uniformly on a floor by floor basis over the Premises, and/or (ii) non-standard office operations by Tenant in all or a portion of the Premises (i.e., unusual computer or equipment uses), shall be at Tenant's sole cost and expense.
(b)    Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any material way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, or which would produce strong, unusual or offensive odors, fumes, dust or vapors, or that is a legal nuisance. Landlord acknowledges Tenant's proposed use does not violate any exclusive given to another tenant or, to Landlord's knowledge, which would increase the rate of fire, liability, or other coverage on the Building or its contents. Tenant shall not permit any cooking within the Premises except the use of a microwave oven and except for catering services. Tenant shall be permitted to have food and beverage vending machines in the Premises equivalent to those in Tenant's Premises in Aspen Lake 2. The Building is a "non-smoking" Building. Tenant agrees that no smoking is allowed in the Premises or in the Public Areas of the Building. "Public Areas" shall include but are not limited to: the Parking Facilities, building lobbies, elevators, elevator lobbies, corridors, restrooms, mailrooms, public break rooms, stairwells, sidewalks, exterior entrances, and pedestrian tunnels (if any). Landlord and Tenant will mutually agree upon a designated area within the Project where smoking is permitted.
ARTICLE II
Section 2.1    BASE RENT. Tenant hereby covenants and agrees to pay to Landlord as partial consideration for Tenant's use and occupancy of the Premises a base annual rent (the "Base Rent"), which Base Rent shall be payable in monthly installments in advance on the first day of each month beginning on the Commencement Date in accordance with the following schedule:

Time Period	Rate per Square Foot of Rentable Area	Anticipated Rentable Area within the Premises	Annual Base Rent*	Monthly Installment
Months 1-12	$26.95	128,990	$3,476,280.50	$289,690.04*
Months 13-24	$27.49	128,990	$3,545,935.10	$295,494.59
Months 25-36	$28.04	128,990	$3,616,879.60	$301,406.63
Months 37-48	$28.60	128,990	$3,689,114.00	$307,426.17
Months 49-60	$29.17	128,990	$3,762,638.30	$313,553.19
Months 61-72	$29.75	128,990	$3,837,452.50	$319,787.71
Months 73-LFED**	$30.35	128,990	$9,914,846.50	$326,237.21
Months 85-96	$30.96	69,103	$2,139,428.88	$178,285.74
Months 97-108	$31.58	69,103	$2,182,272.74	$181,856.06
Months 109-120	$32.21	69,103	$2,225,807.63	$185,483.97
*Notwithstanding anything in the above Section 2.1 to the contrary, provided there is no default by Tenant beyond any applicable notice and cure period under the Lease, monthly Base Rent for the Upper Floor Premises ($155,193.82) and 53.572% of Operating Expenses shall be abated for the first five (5) months of the Term. If a monetary Event of Default occurs at any time during the Term, the unamortized portion of all abated payments of Base Rent and Additional Rent shall immediately become due and payable to Landlord
**Upon the Lower Floor Expiration Date, the Premises shall consist of the Upper Floor Premises comprised of approximately 69,103 square feet of Rentable Area.
Section 2.2    ADDITIONAL RENT.
(a)    Commencing on the Commencement Date, in addition to the Base Rent for each calendar year (or portion thereof) during the Term of this Lease, Tenant shall pay as additional rent (the "Additional Rent") Tenant's Proportionate Share (as hereinafter defined) of the Operating Expenses (as hereinafter defined) for that year. Landlord shall use commercially reasonable efforts to, on or before December 1 of each calendar year during the Term of this Lease but in no event later than the beginning of each such calendar year, and on or before the Commencement Date for the initial calendar year, deliver to Tenant Landlord's good faith estimate (the "Estimated Additional Rent") of the Additional Rent for that year. The Estimated Additional Rent shall be paid in equal installments in advance on the first day of each calendar month. If Landlord does not deliver an estimate to Tenant for any year by January 1 of that year, Tenant shall continue to pay Estimated Additional Rent based on the prior year's estimate. Landlord may revise its estimate of the Additional Rent, but not more than once per calendar year, particularly as it relates to charges for electricity used by Tenant, for that year or any portion thereof on either actual or reasonably anticipated increases in Operating Expenses, and the monthly installments of Estimated Additional Rent shall be appropriately adjusted for the remainder of that year or any portion thereof in accordance with the revised estimate so that by the end of the year, the total payments of Estimated Additional Rent paid by Tenant shall equal the amount of the revised estimate. Notwithstanding the foregoing, future increases in Operating Expenses above the actual amounts for the prior calendar year, excluding real property taxes, assessments (if applicable), insurance and utilities shall be limited to the lesser of (i) the actual increase or (ii) five percent (5%) per year on a cumulative basis.
(b)    "Tenant's Proportionate Share" means the percentage determined by dividing the Rentable Area contained within the Premises by the aggregate Rentable Area of the space within the Building. Landlord and Tenant hereby stipulate and agree for all purposes under this Lease that the aggregate Rentable Area of the Building is 128,990 rentable square feet, subject to re-measurement as set forth in Section 1.3. Accordingly, unless and until any space is added to or deducted from the Premises (without implying any right in Landlord or Tenant to add space to or deduct space from the Premises, except as expressly set forth in this Lease) and subject to Section 1.3, Tenant's Proportionate Share shall be (i) 100.00% upon the Commencement Date; and (ii) 53.572% upon the Lower Floor Expiration Date.
(c)    "Operating Expenses" shall mean all expenses, assessments (if applicable), costs and disbursements of every kind and nature, computed on an accrual basis in accordance with generally accepted accounting principles, incurred in connection with the ownership, operation, maintenance and repair of the Project, excluding only the costs and expenses described in Section 2.2(d) below. Without limiting the generality of the foregoing, Operating Expenses include the following:
(i)    the Building's allocable portion of the wages and salaries of all persons (up to and including the level of senior property manager) directly engaged in the operation, maintenance, cleaning, security or access control for the Project, including taxes, insurance and benefits relating thereto;
(ii)    all supplies, tools, equipment and materials used in the operation and maintenance of the Project, and the Building's allocable portion of the rental value of the Building management office;
(iii)    cost of all utilities for the Project, including but not limited to the cost of water, sewer, gas, electricity, telephone and cable service, and all other telecommunications services;
(iv)    cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to security service, window cleaning, snow and ice removal, elevator maintenance, janitorial service and landscaping maintenance;

(v)    cost of repairs and general maintenance for the Project (excluding repairs and general maintenance costs that are paid by proceeds of insurance or by Tenant or other third parties);
(vi)    amortization of the cost of installation of capital investment items that are hereafter installed for the purpose of reducing Operating Expenses (provided that no such items may be included until after the expiration of the sixtieth month of the Term but only if Tenant is the sole Tenant in the Building ), or to improve Building life-safety systems (provided that no such items may be included until after the expiration of the sixtieth month of the Term but only if Tenant is the sole Tenant in the Building) or which may be required by any Legal Requirements (hereinafter defined) that come into effect after the Effective Date. All such costs which relate to the installation of such capital investment items shall be amortized over the reasonable useful life of the capital investment item,
(vii)    the cost of all insurance relating to the Project, as set forth in Sections 7.1 and 7.2 hereof;
(viii)    all federal, state, county or municipal taxes, assessments, fees, impositions, levies and governmental charges relating to the Project, whether paid directly by Landlord or through an escrow arrangement with a mortgagee or ground lessor, and whether they be by taxing districts or authorities presently taxing or assessing the Project or by others subsequently created or otherwise, and any other taxes, assessments, fees, impositions, levies, and governmental charges attributable to the Project or its operation, and, without limiting the generality of the foregoing and notwithstanding anything contained in this Lease to the contrary, the tax (sometimes referred to as business, margin or franchise tax) enacted by House Bill 3 as passed during the 3rd called session of the Texas Legislature in 2006, which has been codified in Chapter 171, Texas Tax Code, and any supplements, replacements, additions or other modifications thereto; excluding, however, except as provided herein, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project; provided, however, that if at any time during the Term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on the Land and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Expenses to the extent that such substitute or additional tax would be payable if the Project were the only property of Landlord subject to such tax; and
(ix)    all property management fees not to exceed 2.5% of the gross rental proceeds from the Building.
(d)    Landlord hereby agrees that the term "Operating Expenses" shall not include any of the following expenses (however nothing set forth below shall prohibit Landlord from recovering any of the foregoing expenses directly from Tenant if caused or contributed to by Tenant):

(i)    debt service for any mortgage or rentals under any ground lease;
(ii)    costs for which Landlord is entitled to specific reimbursement as a separate charge by Tenant, by any other tenant of the Building or by any other third party;
(iii)    costs incurred by Landlord in connection with the negotiation of any tenant lease in the Project, including leasing commissions, legal fees and leasehold improvements expenses (and/or allowances therefor);
(iv)    any other costs and expenses for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants in the Building; and
(v)    except as set forth in Section 2.2(c)(vi) above, expenditures classified as capital expenditures under generally accepted accounting principles, any initial construction or improvement costs, or any non-cash charges such as depreciation or amortization.
(e)    Within one hundred fifty (150) days after the end of each calendar year during the Term of this Lease Landlord shall provide Tenant a statement ("Expense Statement") showing Tenant's Proportionate Share of the Operating Expenses for said calendar year and a statement prepared by Landlord comparing Estimated Additional Rent paid by Tenant with Additional Rent for such calendar year. In the event that Estimated Additional Rent paid by Tenant exceeds the amount of Additional Rent for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Tenant's option, by either giving a credit against rentals next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such Expense Statement. In the event that the Additional Rent exceeds Estimated Additional Rent paid by Tenant for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Expense Statement. The provisions of this Section 2.2(e) shall survive the expiration or termination of this Lease.
(f)    Notwithstanding any other provision herein to the contrary, for the purposes of estimating Operating Expenses, it is agreed that if the Building is less than ninety‑five percent (95%) occupied during any calendar year (or portion thereof), an adjustment shall be made in computing each component of the Operating Expenses that actually varies with the rate of occupancy of the Building for that year so that the total Operating Expenses shall be computed for such year as though ninety-five percent (95%) of the Building had been occupied during such year.
(g)    Tenant shall have the right to request, review and copy, at Tenant's expense, Landlord's books and records regarding the determination of Operating Expenses for the calendar year that is the basis of an Expense Statement only upon not less than thirty (30) days' prior written notice to Landlord and scheduling an appointment in advance. Such notice must be delivered within ninety (90) days following Landlord's delivery of the Expense Statement to Tenant. Any such review shall be performed within ninety (90) days following Landlord's receipt of Tenant's notice and conducted during normal business hours at Landlord's office in Houston, Texas or such other office as reasonably designated by Landlord. Any party conducting the review must be a certified public accountant (i) from an accounting firm reasonably acceptable to Landlord or (ii) from Tenant's staff. Tenant may not have such review performed on a contingency fee basis. In the event that Landlord and Tenant confirm pursuant to an Expense Statement or Landlord's acceptance (subject to dispute resolution below) of the results of Tenant's review (as applicable) that Estimated Additional Rent paid by Tenant exceeds Additional Rent for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Tenant's option, by either giving a credit against Rent (as hereinafter defined) next due, or by direct payment to Tenant within thirty (30) days of the date of such Expense Statement or acceptance. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing and Tenant requests a refund rather than a credit from Landlord in writing, Landlord shall refund said amount to Tenant within thirty (30) days of Landlord's receipt of Tenant's request. In the event it is determined that the Additional Rent exceeds Estimated Additional Rent for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Expense Statement. If Tenant does not object in writing to an Expense Statement within ninety (90) days following the date thereof, specifying the nature of the item(s) in dispute and the reasons therefor, or if Tenant has elected to review Landlord's records, within sixty (60) days following Tenant's review, then the Expense Statement shall be considered final and accepted by Tenant. Any amount due to Landlord as shown on an Expense Statement, whether or not disputed by Tenant as provided herein, shall be paid by Tenant when due as provided in Section 2.2(e) above, without prejudice to any such written exception pending resolution thereof. The results of any such review shall be held in strict confidence by Tenant and its representatives. If Landlord disputes the review, both parties shall within twenty (20) days agree upon a neutral third party certified public accountant whose determination shall be binding upon both parties.
Section 2.3    RENT PAYMENTS.
(a)    Tenant hereby covenants and agrees to pay, as rent, the Base Rent and Estimated Additional Rent and all other sums of money as shall become due from and payable by Tenant to Landlord under this Lease inclusive of the exhibits hereto (collectively, "Rent") in lawful money of the United States to Landlord at Landlord's address as provided herein (or to such other persons or at such other address(es) as may be designated by Landlord in writing from time to time).
(b)    If the Term of this Lease as described above commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the lease Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month.
(c)    Tenant shall pay all Rent at the times and in the manner provided in this Lease, without demand, set-off or counterclaim. Tenant hereby acknowledges and agrees that except as expressly provided in Sections 3.3 and 6.3(a) of this Lease, Tenant's covenants to pay Rent under this Lease are separate and independent from Landlord's covenant to provide services and other amenities hereunder.
(d)    In the event any Rent is not paid within five (5) days of the date when due, then Landlord and Tenant agree that Landlord will incur additional administrative expenses, the amount of which will be difficult, if not impossible to determine. Accordingly, in addition to the obligation to pay Rent, Tenant shall pay to Landlord a late charge for such late payment in the additional amount of three percent (3%) of the amount of such late payment of Rent. The foregoing notwithstanding, tenant shall have one ten (10) day grace period after written notice from Landlord per lease year for late payments without any penalty.
(e)    Excepting the grace period, all Rent shall bear interest from the date due until paid at a rate (the "Default Rate") equal to the lesser of (i) a floating annual rate equal to five percent (5%) above the Prime Rate reported in the Money Rates column or section of the most recent issue of The Wall Street Journal ("Prime Rate"), automatically adjusting with each change in the Prime Rate, and (ii) the maximum non-usurious rate of interest permitted by the Legal Requirements of the jurisdiction in which the Building is located.
(f)    Tenant shall also pay, together with all payments of Rent due hereunder, an amount equal to all sales, use, excise, rental and other taxes now or hereafter imposed by any lawful authority on all amounts due or required under this Lease and classified as rent by any such authority.
Section 2.4    SECURITY. Within thirty (30) days after the execution of this Lease by Tenant, Tenant shall provide Landlord an unconditional and irrevocable letter of credit (the "Letter of Credit") in the amount of One Million Seven Hundred Fifty Thousand and 0/100 Dollars ($1,750,000.00) in form and issued by a bank with an Austin, Texas office (i.e. wherein said letter of credit may be drawn) reasonably satisfactory to Landlord, such Letter of Credit to be held for the performance by Tenant of Tenant's covenants and obligations under the Lease, it being expressly understood that the Letter of Credit shall not be considered an advance payment of Rent or a measure of Landlord's damages in case of an Event of Default by Tenant. As long as there is no Event of Default, the amount of Letter of Credit required hereunder shall be reduced to (i) One Million Five Hundred Twenty-Five Thousand and 0/100 Dollars ($1,525,000.00) on the day after the expiration of the twelfth (12th) calendar month following the Commencement Date, (ii) One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00) on the day after the expiration of the twenty-fourth (24th) calendar month following the Commencement Date; (iii) One Million Seventy-Five Thousand 0/100 Dollars ($1,075,000.00) on the day after the expiration of the thirty-sixth (36th) calendar month following the Commencement Date, (iv) Eight Hundred Fifty Thousand and 0/100 Dollars on the day after the expiration of the forty-eighth (48th) calendar month following the Commencement Date, (v) Six Hundred Twenty-Five Thousand and 0/100 Dollars ($625,000.00) on the day after the expiration of the sixtieth (60th ) calendar month following the Commencement Date, (vi) Four Hundred Thousand and 0/100 Dollars ($400,000.00) on the day after the expiration of the seventy-second (72nd) month following the Commencement Date, and (vii) Two Hundred Thousand and 0/100 Dollars ($200,000.00) on the day after the expiration of the eighty-fourth (84th) month following the Commencement Date, at which amount it will remain until the expiration of the Term (collectively, the "Reduction Schedule"). Based on the statements provided to Landlord pursuant to Section 13.2(k) of this Lease (or, in lieu of such statements, based upon the annual reports filed by Tenant under the Securities and Exchange Act of 1934), in the event and at such time as Tenant's liquid net worth is less than $30,000,000 at any time during the Term hereof or any Renewal Term and Landlord provides fifteen (15) days prior written notice to Tenant of the intent to LOC Increase, Tenant shall cause the Letter of Credit to be increased by $15.00 per square foot of Rentable Area in the entire Premises (the "LOC Increase"). Tenant acknowledges that the Letter of Credit shall be held by Landlord and that Landlord's broker or property manager shall be authorized to deliver the Letter of Credit to Landlord. Upon the occurrence of any Event of Default by Tenant under this Lease which shall remain uncured, Landlord may, from time to time, without prejudice to any other remedy draw on the Letter of Credit in whole or in part to the extent necessary to make good any arrears of Rent or other payments hereunder and/or any damage, injury, expense or liability caused to Landlord by such Event of Default (provided that Landlord may draw upon the Letter of Credit in whole in the event Tenant defaults in its obligation to timely deliver a replacement letter of credit as required hereunder). If any portion of the proceeds from a draw on any Letter of Credit is so used or applied, Tenant shall within thirty (30) days cause the issuing bank to restore any Letter of Credit to the amount existing prior to such application. Landlord's right to any remaining balance of Letter of Credit shall be returned by Landlord as the case may be to Tenant within thirty (30) days after the termination of this Lease; provided, however, Landlord shall have the right to retain and expend such remaining balance (i) to reimburse Landlord for any and all Rent or other sums due hereunder that have not been paid in full by Tenant and/or (ii) for cleaning and repairing the Premises if Tenant shall fail to deliver same at the termination of this Lease in a neat and clean condition and in as good a condition as existed at the date of possession of same by Tenant, ordinary wear and tear and damage due to casualty not caused by Tenant and condemnation only excepted. If more than fifty percent (50%) of the Letter of Credit is applied twice by Landlord during any twenty-four month period during the Term, following the second application, Landlord may require Tenant to restore the depleted Letter of Credit to the lesser of (A) its initial amount or (B) the amount of the Letter of Credit prior to such second application plus the sum of (i) two (2) additional monthly installments of Base Rent at the rate payable for the last month of the Lease Term, plus (ii) two (2) additional monthly installments of Estimated Additional Rent at the rate payable for the month immediately preceding said second application of the Letter of Credit. Landlord shall not be required to keep the proceeds from any Letter of Credit separate from its general funds and Tenant shall not be entitled to any interest on same. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project and in this Lease, and Tenant agrees that in the event of such transfer or mortgage, Landlord shall have the right to transfer or assign the Letter of Credit to the transferee or mortgagee. Upon such transfer or assignment of the Letter of Credit, and the transferee's or mortgagee's acceptance in writing to the return of such Letter of Credit pursuant to this Lease, Landlord shall be deemed released by Tenant from all liability or obligation for the return of the Letter of Credit and Tenant shall look solely to such transferee or mortgagee for the return of the Letter of Credit.
Any letter of credit delivered by Tenant hereunder as the Letter of Credit shall expire no earlier than twelve (12) months after issuance and shall provide for automatic renewals of one-year periods unless the issuer has provided Landlord written notice of non-renewal at least sixty (60) days prior to the then expiration date (whereupon Tenant shall be obligated to provide a replacement letter of credit or a "Letter of Credit Extension", as described below, meeting the requirements of this Section 2.4 no later than thirty (30) days prior to the expiration of the then outstanding and expiring letter of credit, as provided below). Any subsequent replacement letter of credit shall expire no earlier than twelve (12) months from the expiration date of the then outstanding and expiring letter of credit and shall provide for automatic 1-year renewals as described above, it being understood that in lieu of replacing any letter of credit, Tenant may procure an amendment extending its expiration date and so providing for automatic 1-year renewals (each a "Letter of Credit Extension"). Tenant shall ensure that at all times during the Term of this Lease and for fifteen (15) business days after expiration of the Term, one or more unexpired letters of credit in the aggregate amount of the amount required hereunder shall be in the possession of Landlord. To the extent that Tenant is obligated to furnish a replacement Letter of Credit hereunder, Tenant shall deliver a Letter of Credit Extension or a replacement letter of credit to Landlord no later than thirty (30) days prior to the expiration date of the then outstanding and expiring letter of credit; provided, however, that a replacement letter of credit shall not be required to have an effective date earlier than the expiration date of the then existing letter of credit being so replaced (it being the intent that Tenant not be required to have two outstanding letters of credit covering the same required amount at any one time). Failure by Tenant to deliver any Letter of Credit Extension or any replacement letter of credit as required above shall entitle Landlord to draw under the outstanding letter(s) of credit and to retain the entire proceeds thereof as security for Tenant's obligations hereunder. Each letter of credit shall be for the benefit of Landlord and its successors and assigns, shall be expressly transferable (but only to a mortgagee or a successor landlord under this Lease), and shall entitle Landlord or its successors or assigns to draw from time to time under the letter of credit in portions or in whole upon presentation of a sight draft. Tenant acknowledges and agrees that the Letter of Credit is a separate and independent obligation of the issuing bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord's right to draw upon the Letter of Credit for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.
Section 2.5    PERSONAL PROPERTY TAXES. Tenant agrees that it shall pay directly to the taxing authority all personal property taxes pertaining to Tenant's Trade Fixtures and any other personal property of Tenant.
Section 2.6    AD VALOREM TAXES. If the taxing authority includes the value of leasehold improvements in the assessment of the Building, but does not separately assess Tenant's Leasehold Improvements (as hereinafter defined), Landlord may make a reasonable allocation of the ad valorem taxes assessed against the Project and attributable to the value of the Tenant's Leasehold Improvements. In such event, Tenant shall pay its allocated share within thirty (30) days of receipt of the written statement of Landlord setting forth in reasonable detail the amount and the basis upon which Landlord made the allocation.
ARTICLE III
Section 3.1    SERVICES. Provided no Event of Default (as hereinafter defined) has occurred and is continuing hereunder, and subject to the provisions of Sections 3.2 and 3.3 below, Landlord shall furnish the following services and amenities (collectively, the "Required Services") to Tenant (and its assignees and subtenants permitted hereunder) while occupying the Premises:
(i)    hot and cold domestic water at those points of supply provided for general use of the tenants of the Building;

(ii)    central heat, ventilation and air conditioning to the Premises and common areas of the Building, at such times, at such temperatures and in such amounts as are considered by Landlord to be standard, but in keeping with the standards of other Class A office buildings of comparable age and size in the Williamson County, Texas office market, all as more particularly described on EXHIBIT F attached hereto and made a part hereof for all purposes;
(iii)    electric lighting service for all Public Areas and special service areas of the Building and the Project in the manner and to the extent deemed by Landlord to be in keeping with the standards of other Class A office buildings of comparable age and size in the Williamson County, Texas office market;
(iv)    janitorial service comparable to that provided by landlords of other Class A office buildings of comparable age and size in the Williamson County, Texas office market and consistent with other similar tenants in the Building on a five (5) day per week basis in accordance with the specifications set forth in EXHIBIT H attached hereto; provided, however, if Tenant's floor coverings or other improvements require special cleaning or care in excess of that provided for by Landlord in EXHIBIT H, Landlord will provide such additional cleaning or care only upon special agreement with Tenant;
(v)    on-site security equipment for the Building perimeter; provided, however, that Tenant agrees that Landlord shall not be responsible for the adequacy or effectiveness of such security;
(vi)    electricity; Tenant shall pay to Landlord, monthly as billed or at such other times during any calendar year Landlord submits electricity bills, such charges as may be separately metered; if any electrical equipment requires air conditioning in excess of Building standards as reasonably determined by Landlord, the same shall be installed with applicable meters, at Tenant's expense and Tenant shall pay all operating costs relating thereto, including, without limitation, any additional maintenance, repair and utilities related to such electrical equipment and above Building Standard (as defined in EXHIBIT D) air conditioning equipment;
(vii)    all Building Standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in Public Areas;
(viii)    non-exclusive passenger elevator service to the Premises twenty‑four (24) hours per day; and
(ix)    maintenance of the roof, exterior walls, load-bearing columns, foundation, floor slabs, and other structural components and base Building components of the Project including but not limited to the following: mechanical, electrical and plumbing systems of the Project, common areas, public restrooms, restrooms on multi-tenant floors, and exterior lighting and landscaping of the Project.
Section 3.2    GOVERNMENTAL REGULATIONS. The obligations of Landlord to provide the Required Services shall be subject to governmental regulation thereof (i.e., rationing, temperature control, etc.) and any such regulation that impairs Landlord's ability to provide the

Required Services as herein stipulated shall not constitute a default hereunder but rather providing the applicable Required Services to the extent allowed pursuant to such regulations shall be deemed to be full compliance with the obligations and agreements of Landlord hereunder.
Section 3.3    FAILURE TO PROVIDE REQUIRED SERVICES. To the extent any of the Required Services require electricity, gas and water supplied by public utilities, Landlord's covenants hereunder shall only impose on Landlord the obligation to use commercially reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to failure of any public utility to furnish service to the Building, or any other cause beyond the reasonable control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor result in an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In the event of any failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to malfunction of any equipment or machinery, or any other cause within the reasonable control of Landlord, Tenant shall have no claim for rebate of Rent or damages on account thereof. The services described in Sections 3.1(i), (ii), (iii), and (vi) above are referred to herein as "Essential Services". Notwithstanding the foregoing, if the Premises or any portion thereof are rendered untenantable and are not used by Tenant for a period of five (5) consecutive days (three (3) consecutive business days if the untenantability arises out of a failure of the service described in Section 3.1(ii)) following Landlord's receipt from Tenant of a written notice regarding such matters (the "Eligibility Period") as a result of failure in any Essential Service, Tenant's Base Rent and Estimated Additional Rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises (or portion thereof, as the case may be) remain untenantable and are not used by Tenant, in the same proportion as the Rentable Area rendered untenantable and not used bears to the total Rentable Area of the Premises; provided, however, there shall be no abatement of Rent: (i) if Landlord provides to Tenant other space in the Building which is reasonably suited for the temporary operation of Tenant's business; (ii) if the failure is caused in whole or in part by a governmental directive, failure of a utility provider to provide service to the Premises, any other cause beyond Landlord's reasonable control and ability to cure, or solely by the negligent or willful acts or omissions of Tenant or any of its assignees claiming by through or under Tenant, and any of their respective agents, contractors, employees, licensees and invitees; or (iii) to the extent such failure is caused by a fire or other casualty. As used herein, "untenantable" means the Premises is in a condition not reasonably usable or accessible by Tenant or its employees for the conduct of business, and includes, but is not limited to, the unavailability of any Essential Service to the Premises. If the foregoing conditions for rent abatement are met with respect to a failure of an Essential Service that continues for a period of one hundred eighty (180) consecutive days, Tenant may elect to terminate this Lease within ten (10) days of the expiration of such one hundred eighty (180) day period, as long as Landlord does not restore the service in question within such ten (10) day period. Notwithstanding the foregoing, during any rent abatement period under this Lease, Tenant shall pay Landlord as Rent Landlord's normal charges for all services and utilities provided to and used by Tenant during the period of the rent abatement.
Section 3.4    ADDITIONAL SERVICES. Tenant hereby acknowledges and agrees that Landlord is obligated to provide only the Required Services under this Lease, and that Landlord,

its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease. Notwithstanding the foregoing, Tenant recognizes that Landlord may, at Landlord's sole but reasonable option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Landlord's discontinuance of any provision of any such additional services or amenities shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in Rent. Landlord may impose a reasonable charge and establish rules and regulations for any of the following: (a) the use of any HVAC by Tenant outside of Standard Operating Hours; (b) additional or unusual janitorial services requested by Tenant or required because of any non-building standard improvements in the Premises, the carelessness of Tenant, or the nature of Tenant's business (other than ordinary office use) (including the operation of Tenant's business other than during Standard Operating Hours); (c) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord's normal cleaning of the Premises; and (d) any other services specifically requested by Tenant not otherwise included in Operating Expenses. Notwithstanding the foregoing, as long as Tenant is leasing the entire Building, Tenant shall have the right to determine the Standard Operating Hours (as defined herein) for the Building. Tenant shall be responsible for any increase in Operating Expenses as a result of any increase in the Standard Operating Hours. In connection with the exercise of such right, if Tenant increases the Standard Operating Hours by ten (10) or more hours per week, any HVAC use during such increased Standard Operating Hours shall be considered overtime HVAC and the cost, which, as long as Tenant is the sole tenant in the Building, includes accelerated depreciation but eliminates the utility cost, labor and materials components thereof is currently estimated to be $3.96 per floor per hour, payable as Rent. If Tenant is no longer the sole tenant in the Building Landlord will include the utility cost, labor, and materials in addition to the accelerated depreciation component noted above in its calculation of overtime HVAC costs.
Section 3.5    EMERGENCY GENERATOR; ADDITIONAL EQUIPMENT. During the Term, Tenant may install within the Project in a location (not to exceed 300 square feet) reasonably acceptable to Landlord, at Tenant's sole cost and expense, an emergency generator (not to exceed 350 KVA), including an automatic transfer switch and all necessary electrical switchgear and conduit from the generator to the UPS batteries (to be located within the Premises), and an associated diesel fuel tank (not to exceed 2000 gallons) for such generator. All expenses (including without limitation any reasonable structural reinforcements necessary to support said equipment and Landlord's costs incurred in connecting the generator to the Project's electrical systems and Landlord's oversight fees) and permitting associated with the installation, operation, maintenance and insuring of such equipment shall be borne solely by Tenant. Tenant shall screen the generator and fuel tank and ensure sound-attenuation in accordance with Legal Requirements and in a manner reasonably acceptable to Landlord. Tenant shall, at its expense, remove the generator and associated fuel tank within thirty (30) days of any of the following events: (1) the termination of Tenant's right to possess the Premises; (2) the termination of the Lease; or (3) the Expiration Date. If Tenant fails to do so, Landlord may remove the generator and associated fuel tank and store and dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection therewith within 10 days after Landlord's request therefor. Tenant shall give Landlord at least 48 hours' prior notice of any maintenance or testing of the generator and/or fuel tank. Tenant shall repair any damage and remediate any environmental contamination to the Building or the Project caused by or relating to the generator and associated fuel tank, including that which is caused by its installation, maintenance, use or removal. During the Term, Tenant may install on the roof of the Building in a location acceptable to Landlord in its reasonable discretion a non-penetrating Directv dish and a compressor to provide dedicated air conditioning service to its server and network operations center rooms (with such dedicated air conditioning being separately metered at Tenant's cost and expense, which expense Tenant may cover out of the Allowance, and subject to Landlord's consent as to location and installation). All expenses and permitting associated with the installation, operation, maintenance and insuring of such dish and air conditioning equipment shall be borne solely by Tenant. Tenant shall, at its expense, remove the dish and air conditioning equipment within thirty (30) days of any of the following events: (1) the termination of Tenant's right to possess the Premises; (2) the termination of the Lease; or (3) the Expiration Date. If Tenant fails to do so, Landlord may remove the dish and air conditioning equipment and store and dispose of such equipment in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection therewith within 10 days after Landlord's request therefor. Tenant shall repair any damage and remediate any environmental contamination to the Building or the Project caused by or relating to the dish or air conditioning equipment, including that which is caused by its installation, maintenance, use or removal. Landlord acknowledges that the emergency generator, associated diesel fuel tank, Directv dish and dedicated air conditioning compressor ("Additional Tenant Equipment") are not intended to be an integral part of nor, will they affect the design or specifications of the Building Shell or Building Standard Improvements. Tenant will at all times own the Additional Tenant Equipment.
Section 3.6    Property Management. Tenant shall have the right, exercisable any time after the twenty-fourth (24th) month of the Term, to replace the property management company for the Project, with a new management company to be mutually agreed upon between Landlord and Tenant.
ARTICLE IV
Section 4.1    CARE OF THE PREMISES.
(a)    Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building, and shall at its own cost and expense, maintain the Premises in good condition and repair. If Tenant fails to make required repairs or replacements to the Premises promptly, which, for purposes of this Lease, shall be within sixty (60) days following receipt of written notice from landlord describing in detail the required repair or replacement (except in the case of disrepair that is affecting Building systems or other tenants, in which case Landlord may immediately make such repairs) or such additional time as may be reasonably required (not to exceed one hundred twenty (120) days) so long as Tenant commences such repairs within thirty (30) days and diligently pursues completion of the same, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the cost thereof plus a charge of five (5%) to Landlord on demand. Tenant shall not undertake the repair or replacement of any damage or injury to the structural components of the Building or its mechanical, electrical or plumbing systems caused by Tenant, its agents, contractors, employees, invitees or visitors, but shall reimburse Landlord for all actual costs and expenses incurred in effecting any such repair or replacement, plus a charge of five percent (5%).
(b)    The provisions of Section 4.1(a) shall fully apply to the appearance of mold or other fungi or bacteria resulting from the presence of water or moisture within the Premises caused by Tenant, Tenant's agents, employees, contractors, or invitees, or resulting from Tenant's failure to promptly advise Landlord of the presence of water or moisture within the Premises.
(c)    Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Premises during the Term of this Lease.
(d)    Upon termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Premises to Landlord in as good condition as existed on the Commencement Date, ordinary wear and tear only excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.
(e)    Any communications or computer service wires, cables and related devices installed in the Premises (or elsewhere in the Building) by or on behalf of Tenant (collectively, "Tenant Lines"), shall be removed within thirty (30) days after the expiration or earlier termination of the Lease by Tenant at Tenant's sole cost and expense provided, however, Landlord shall have the right, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease (except that the notice period shall extend to thirty (30) days beyond the date of termination of the Lease if it is terminated by Landlord due to a default by Tenant), to require Tenant to abandon and leave in place, without payment to Tenant, any and/or all Tenant Lines whether located in the Premises or elsewhere in the Building. Unless abandoned by Tenant at Landlord's direction, Tenant shall repair and restore, or at Landlord's election reimburse Landlord for the cost of repairing and restoring, any damage to the Premises and/or Building caused by the removal of the Tenant Lines.
Section 4.2    ENTRY FOR REPAIRS AND INSPECTION. Landlord, its contractors, agents, or representatives may enter into and upon any part of the Premises only under the following circumstances:
a.    in the case of emergency, for which no notice shall be required;

b.	Tenant makes a written request and Landlord and Tenant agree in writing upon a reasonable time for entry;

c.	Landlord makes a written request and Tenant consents to the entry in writing (Landlord and Tenant to determine a reasonable time for entry);

d.
Landlord and Tenant shall agree upon (a) certain vendors and/or designated individuals who have had background checks and are members of the Building's property management staff, janitorial staff, Building engineers, and other third party vendors performing regular Building maintenance, repair and other services to be provided hereunder for which no prior notice shall be required for such individuals or vendors to access the Building; and (b) the level of access (including which areas of the Building) the forgoing vendors/individuals may have. Such vendors and designated individuals are subject to change and update from time to time as reasonably agreed to by Landlord and Tenant. Access to the Building will be monitored and all individuals and vendors accessing the Building will be provided badges. Landlord will use commercially reasonable efforts to require the vendors or designated individuals to be responsible for the cost of background checks described above without pass-through or mark-up for such background checks; provided, however, that if Landlord is unable to reasonably find vendors or individuals that are willing to perform such checks without passing through the associated costs or if such requirements otherwise impair Landlord's ability to provide the services required hereunder, then the cost of such background checks shall be included in Operating Expenses. In any event, if Tenant requests additional background checks on a vendor or designated individual over and above those outlined above, Tenant shall be responsible for the cost of those additional background checks or the cost(s) shall be otherwise be included in Operating Expenses. Tenant shall be responsible for all costs and expenses in monitoring and regulating access to the Building (unless Tenant requests Landlord or the Building manager to perform same, in which case such costs and expenses shall be a part of Operating Expenses). The plans and specifications for any Building monitoring system must be approved by Landlord in advance, which such approval will not be unreasonably withheld. Landlord makes no guarantees, representations or warranties regarding the effectiveness of any background checks or Building monitoring system.

e.
Tenant shall permit Landlord and its agents or representatives to enter into the Premises upon at least forty-eight (48) hour prior notice to show the same to prospective purchasers and, within the final twelve (12) months of the Term to show the same to prospective tenants. Tenant shall have the right to require any person accessing the Premises in connection with this Section 4.2(e) to be accompanied by an individual approved in connection with Section 4.2(d) or by an employee or agent of Tenant.

Landlord agrees to exercise its best good faith efforts (i) to prosecute completion of any work within the Premises diligently, (ii) to minimize interference with Tenant's use, access, occupancy and quiet enjoyment of the Premises, and (iii) to protect Tenant's property located in the Premises from damage. Entry to the Premises and the conduct of work therein by Landlord and its contractors, agents or representatives pursuant to this Section 4.2 shall not constitute a trespass or an eviction (constructive or otherwise) nor shall Tenant be entitled to any abatement or reduction of Rent or claim for damages for any injury to or interference with Tenant's business, loss of occupancy or quiet enjoyment or for any other consequential damages by reason thereof, unless caused by the negligence or misconduct of Landlord.

Section 4.3    NUISANCE. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such manner as not to create any legal nuisance..
Section 4.4    LAWS AND REGULATIONS; RULES OF THE BUILDING. Tenant, at Tenant's expense, shall comply with, and Tenant shall cause its visitors, employees, contractors, agents and invitees to comply with all Legal Requirements and Building Rules. As used in this Lease, the term "Legal Requirements" means (a) all laws, ordinances, orders, rules, regulations and other requirements of governmental authority which impose any duty with respect to or otherwise relate to the use, condition, occupancy, maintenance, construction or alteration of the Premises, whether now in force or hereafter enacted, and (b) all recorded covenants, rules and restrictions to which the Premises is subject from time to time provided a copy of such covenants, rules and restrictions have been provided to Tenant. As used in this Lease, the term "Building Rules" means all rules and regulations reasonably adopted and altered by Landlord from time to time for the use, care and cleanliness of the Premises and for preservation of good order therein, which Building Rules will be sent by Landlord to Tenant in writing and shall not be unreasonably burdensome on Tenant. Tenant shall thereafter carry out and observe such Building Rules. The current Building Rules are attached hereto as EXHIBIT G and made a part hereof for all purposes.
Section 4.5    HAZARDOUS SUBSTANCES.
(a)    Except for small quantities of Hazardous Substances customarily used in connection with general office uses, and not required to be reported by an environmental agency, Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of on or in the Building, the Project or the Premises except fuel storage for back up generation handled and stored in compliance with all Legal Requirements, by Tenant, Tenant's agents, employees, contractors or invitees without first obtaining Landlord's written consent, which may be given or withheld in Landlord's sole discretion. If any Hazardous Substances are used, stored, generated, or disposed of on or in the Building, the Project or the Premises, including those customarily used in connection with general office uses, or if the Building, the Project or the Premises become contaminated in any manner for which Tenant is legally liable or otherwise become affected by any storage, release or discharge of a Hazardous Substance, Tenant shall immediately notify Landlord of the release or discharge of a Hazardous Substance and Tenant shall indemnify, defend and hold harmless Landlord and its partners from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, a decrease in value of the Project, the Building or the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys' fees, consultant, and expert fees) arising during or after the Term of this Lease, and arising as a result of such contamination, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, or restoration mandated by federal, state or local agency or political subdivision or required by any Interest Holder (as hereinafter defined). Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on the Premises, the Building or the Project and the same results in any contamination, release or discharge, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises, the Building or the Project, to the condition existing prior to the presence of any such

Hazardous Substance on the Premises, the Building or the Project and in compliance with all Legal Requirements. Tenant shall first obtain Landlord's approval for any such remedial action and the approval of the contractors doing the work. Landlord shall have the right to do the work, at Tenant's sole cost and expense, if Landlord determines an emergency exists or if necessary to protect the health and safety of other tenants of the Project.
(b)    As used herein, "Hazardous Substance" means any substance that is toxic, ignitable, reactive, infectious or corrosive and that is regulated by any local government, the state in which the Building is located or the United States Government. "Hazardous Substance" includes any and all material or substances that are defined as "hazardous waste," "extremely hazardous waste," or a "hazardous substance" pursuant to federal, state or local governmental law. "Hazardous Substance" includes, but is not restricted to, asbestos, polychlorobiphenyls, and petroleum.
(c)    Tenant's indemnification of Landlord under Section 4.5(a) hereof shall become effective from and after the date Tenant takes possession of the Premises and shall survive the expiration or termination of this Lease.
(d)    Landlord represents and covenants that to its knowledge, except for Hazardous Substances used in the ordinary course of constructing, operating and maintaining an office building, including the Parking Facilities and landscaping, the Project does not and shall not contain any Hazardous Substances as of the date hereof and as of the Commencement Date, and should any remediation of Hazardous Substances not introduced to the Project by Tenant, Tenant's agents, employees, contractors or invitees, such expenses shall not be included in Operating Expenses.
ARTICLE V
Section 5.1    CONDITION OF THE PREMISES AND THE PROJECT.
(a)    On the Shell Completion Date, the Premises (with the Building Shell substantially complete, as described in EXHIBIT D) shall be delivered to Tenant, and Tenant shall accept the same, in the condition required by EXHIBIT D as of the Shell Completion Date.
(b)    Tenant acknowledges that no representations as to the repair of the Premises or the Project, nor promises to alter, remodel or improve the Premises or the Project, nor any warranties as to suitability or habitability of the Premises, have been made by Landlord, except as are expressly set forth in this Lease; provided, however, Landlord shall, at its sole cost and expense, repair any latent defects in Landlord's Work identified by Landlord's architect during the first two (2) years following the Shell Completion Date.
Section 5.2    ALTERATIONS TO THE PREMISES.
(a)    Except for alterations of a cosmetic nature that cost less than $25,0000 in each instance, do not affect the Building systems or structure, do not require the issuance of a construction permit and/or are not visible from the exterior of the Building, Tenant shall not make or allow to be made any alterations, physical additions or other improvements (including fixtures)

in or to the Premises (such alterations, additions and other improvements being herein called "Premises Alterations"), or place safes, vaults, file cabinets or other heavy furniture or equipment within the Premises, without first obtaining Landlord's written approval of Tenant's contractors and the plans and specifications therefor, which approval shall not be unreasonably withheld or delayed. If such approval is given, prior to commencement of construction Tenant shall deliver to Landlord all building permits required for such construction, a certificate of insurance from Tenant's contractors confirming the existence of all insurance reasonably required by Landlord and a copy of the executed construction contract covering such Premises Alterations. Landlord's approval, if given, shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency or compliance with any Legal Requirements. Upon completion, Tenant shall deliver to Landlord a copy of the "as-built" plans and specifications for all Premises Alterations on a diskette in AutoCAD or compatible format.
(b)    Landlord's interest in the Premises shall not be subject to liens for improvements made by Tenant, and Tenant shall have no power, right, or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion, or other estate of Landlord in the Premises, the Building, the Land, the Project, and any other property of Landlord as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics, laborers, and other persons contracting with Tenant with respect to the Premises or any part thereof ("Potential Lienors") are hereby charged with notice that such liens are expressly prohibited and that such Potential Lienors must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Term of this Lease. Tenant covenants to promptly notify all Potential Lienors of this provision exculpating Landlord and the Premises, the Building, the Land, the Project, and any other property of Landlord from liability for such liens. Tenant shall also advise all Potential Lienors of the provisions of this subsection (b).
(c)    All Leasehold Improvements (hereinafter defined), including without limitation, all Premises Alterations are the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease, whether by lapse of time or otherwise; provided, however, that Tenant shall remove all Trade Fixtures (as hereinafter defined) and any Premises Alterations as designated in writing by Landlord to be removed at the time that Landlord approves the Premises Alterations. Tenant shall repair and restore any damage to the Premises caused by the removal of any items pursuant to this Section 5.2(c) or EXHIBIT D.
(d)    As used in this Lease, the term "Leasehold Improvements" means any and all improvements and tenant finish existing in the Premises as of the Commencement Date, including the Tenant Work, as defined and described in EXHIBIT D, as well as any and all Premises Alterations added by Tenant after the Commencement Date, but excluding Trade Fixtures. As used in this Lease, the term "Trade Fixtures" means any fixtures, telephone, voice and data cabling, computer systems, furniture, furniture systems or equipment used or installed by or at the request of Tenant which are not permanently affixed to the Premises and the removal of which would not adversely affect the structure of the Building or any of its systems, including HVAC, electrical, life safety or plumbing. The term "Tenant Work" does not include the Building Shell or any of the Building Standard Improvements contained therein as described in Exhibit D and Schedule D-1 attached thereto. Landlord and Tenant acknowledge and agree that Landlord will not approve plans for any component of Tenant Work that would modify the structural components or elements of the Building Shell to be constructed by Landlord, or that would require Landlord to modify or enhance the integral equipment included within the Building Standard Improvements.
(e)    Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys' fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any Premises Alterations or Leasehold Improvements installed by Tenant or its contractors, including but not limited to any mechanics' or materialmen's liens asserted in connection therewith. Should any mechanics' or other liens be filed against any portion of the Building and/or the Land or any interest therein by reason of Tenant's acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord's demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens. Tenant's indemnification of Landlord under this paragraph shall survive the expiration or termination of this Lease.
Section 5.3    ALTERATIONS TO THE BUILDING. Notwithstanding anything herein to the contrary, Landlord hereby expressly reserves the right in its sole discretion to (a) temporarily change the location of, close, block or otherwise alter any entrances, corridors, skywalks, tunnels, doorways or walkways leading to or providing access to the Building or any part thereof for purposes of repair or maintenance provided such activities do not unreasonably impair Tenant's access to the Premises, and (b) improve, remodel, expand or otherwise alter any of the Building, and it is agreed that Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof and such activities shall not be deemed to be a breach of any of Landlord's obligations hereunder as long as such actions do not unreasonably or materially impair Tenant's access to or use of the Premises; provided, however, Landlord will not permanently re-locate the main entrance to the Building on the first floor unless so required by Legal Requirements. Landlord agrees to notify Tenant within a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section 5.3. Any diminution or obstruction of light, air or view by any structure which is not or may hereafter be constructed on lands adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to any construction work in or around the Building shall in no way affect this Lease or impose any liability on Landlord. In making such alterations and modifications or taking such other actions, Landlord shall use commercially reasonable efforts to minimize interference with and disruption of Tenant's use of the Premises, the Building, or the Project as permitted under this Lease.
Section 5.4    KEYS AND LOCKS. Landlord shall furnish Tenant with up to (a) 600 keys or access cards for the Building corridor doors entering the Premises and up to b) 600 access cards for the Building. (Additional keys and substitute access cards will be furnished by Landlord upon an order signed by Tenant and payment by Tenant of Landlord's charge therefor. All such keys and access cards shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord's permission, and Tenant shall not make or permit to be made any duplicate keys or access cards, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and access cards, including any keys to any locks on doors entering or within the Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises. If either (i) Tenant loses any master key to the Premises or (ii) an unauthorized duplicate of the master key to the Premises is found to have been made by Tenant, all doors in the Premises shall be re-keyed, at Tenant's sole cost and expense. Tenant shall not permit any unauthorized use of the access cards. If Tenant loses any access card, all costs and expenses incurred by Landlord to adjust the Building access system or the access system for the covered portion of the Parking Facilities due to such loss shall be paid by Tenant. Notwithstanding the above, at the time any master suite key is lost or misplaced, Tenant may elect to not re-key its Premises; provided, however, such election to not re-key shall mean that Tenant automatically waives and releases Landlord, its agents, employees and property managers from all claims and expenses of any kind or nature known or unknown arising directly or indirectly in whole or in part from such loss of the master key and agrees to indemnify and hold all such parties harmless from all such claims and expenses including reasonable attorneys fees and costs.
Section 5.5    GRAPHICS, BUILDING DIRECTORY AND NAME.
(a)    No signs except as provided in paragraph (c), numerals, letters or other graphics shall be used or permitted on the exterior of the Premises, or which may be visible from outside the Premises, (except from the common corridor), unless approved in advance and in writing by Landlord. All costs of installing, using, maintaining and removing any approved signage shall be at Tenant's sole cost. Tenant agrees to keep and maintain all signage in good condition and repair during the Term of the Lease and any extended Term. Tenant shall be granted Building standard suite signage at the entrance to the Premises that will include Tenant's standard logo, with the design, size and location of such signage to be subject to Landlord's reasonable approval. Upon termination of this Lease, Tenant shall at Tenant's sole cost, immediately remove its signage and repair any damage caused thereby. The rights under this Section 5.5(a) are personal to Tenant.
(b)    Landlord shall input a listing of Tenant's name on the Building's directory board located in the main lobby of the Building.
(c)    Tenant, at Tenant's sole cost and expense, shall have the right to install and maintain (a) backlit Tenant identification (parapet) signage on the upper Building façade (in a location to be reasonably agreed upon between Landlord and Tenant) and (b) identification panels on the exterior monument sign to be located in front of the Building, each including Tenant's standard logo, with the design, size and location of such signage to be subject to Landlord's reasonable approval. Upon termination of this Lease, Tenant shall at Tenant's sole cost, immediately remove its signage and repair any damage caused thereby. The rights under this Section 5.5(c) are personal to Tenant. Tenant shall reserve the right to use the Allowance (to the extent any Allowance remains following completion of Tenant's Work) referenced in Exhibit D to pay any and all signage costs.
ARTICLE VI
Section 6.1    CONDEMNATION.

(a)    In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a "Taking") of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Term of this Lease, or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (a "Total Taking"), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor ("Date of Taking").
(b)    In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the Term of this Lease (a "Partial Taking"), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises. Provided, however, if such Partial Taking is for more than thirty-three percent (33%) of the Premises and will prevent Tenant, in Tenant's reasonable judgment, from conducting its business in the Premises in a manner comparable to that conducted immediately before the Partial Taking, then Tenant may terminate this Lease as of the Date of Taking by giving written notice to Landlord within sixty (60) days after the Date of Taking.
(c)    In the event of a Taking of a material portion of the Building (other than the Premises) such that, in Landlord's reasonable opinion, the Building's continued operation is not practically or economically feasible, Landlord may terminate this Lease by giving notice to Tenant within ninety (90) days after the date notice of such Taking is received by Landlord.
(d)    If this Lease is terminated pursuant to this Section 6.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.
(e)    If this Lease is not terminated as provided for in this Section 6.1, Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to substantially the same condition that existed immediately prior to the Date of Taking, wear and tear only excepted (and Landlord shall have no obligation to repair or restore Tenant's improvements to the Premises or Tenant's property), except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage.
(f)    Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding the above, Tenant may pursue a separate claim against the condemning authority for the value of Tenant's moving expenses, business dislocation damages, Tenant's property and Trade Fixtures and any other award that would not reduce the award payable to Landlord.
Section 6.2    DAMAGES FROM CERTAIN CAUSES. Landlord shall not be liable or responsible to Tenant for (i) any loss or damage to any property or person occasioned by any cause beyond Landlord's control ("Force Majeure"), including without limitation, theft, fire, act of God, public enemy, terrorist act, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority (including any failure by any such governmental body or authority to issue any permits necessary for construction of, alterations to and/or occupancy of the Premises, Building and/or Project), or (ii) any damage or inconvenience which may arise through construction, repair or alteration of any part of the Building made necessary by virtue of any such Force Majeure event. The terms and provisions of this Section 6.2 shall survive the expiration or termination of this Lease.
Section 6.3    CASUALTY.
(a)    If at any time during the Term of this Lease, including any extension or renewal thereof, the Building is damaged by fire or other casualty, then, unless this Lease is terminated by Landlord as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with reasonable diligence, the reconstruction, restoration and repair of the Building and the Premises to a condition substantially equivalent to that existing immediately prior to the casualty. If the damage renders the Premises inaccessible or untenantable in whole or in part, the Rent provided for herein shall abate thereafter as to the portion of the Premises so affected until such time as same is accessible and restored to a tenantable condition, as reasonably determined by Landlord.
(b)    If (i) the Building is damaged to an extent that Landlord's good faith estimate of the cost of reconstruction, restoration and repair thereof exceeds sixty percent (60%) of the replacement cost of the Building, (ii) the reconstruction, restoration and repair of the Premises or the Building cannot with reasonable diligence be completed within two hundred seventy (270) days after the casualty, or (iii) the casualty occurs during the last twelve (12) calendar months of the Term of this Lease, then in any such event Landlord shall have the right, exercisable by written notice given to Tenant at any time within thirty (30) days after the occurrence of the casualty, to elect not to reconstruct, restore or repair the Premises, and in such event this Lease shall be terminated in all respects effective as of the date of the casualty, all Rent shall be prorated to the date of the casualty, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein). Notwithstanding the foregoing, in the event the Premises or the Building is damaged by a casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such casualty and Landlord estimates that the damage caused thereby cannot be repaired within two hundred ten (210) days after the casualty, which notice Landlord agrees to provide within forty-five (45) days after such casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the notice from landlord of the estimate of time needed to repair the damage.

(c)    Notwithstanding anything contained in this Section 6.3, in no event shall Landlord be required to expend more to reconstruct, restore and repair the Building than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord.
ARTICLE VII
Section 7.1    PROPERTY INSURANCE.
(a)    Landlord shall maintain "special form" property insurance determined on a replacement cost basis on the Building and on all Leasehold Improvements. Landlord also may, but shall not be obligated to, maintain such other additional insurance as is customary for a landlord to maintain or as may be required by Landlord's lender, including, but not limited to rental abatement insurance and personal property insurance. Landlord agrees to maintain commercial general liability insurance with applicable limits of not less than $2,000,000 for death, bodily injury and property damage per occurrence, subject to a general aggregate of $4,000,000, which coverages may be effected by primary or excess coverage. Landlord's commercial general liability insurance shall include coverage for contractual liability assumed under this Lease. Said insurance shall be maintained with an insurance company authorized to do business in the state in which the Building is located, in amounts desired by Landlord and at the expense of Landlord (but with the same to be included in Operating Expenses) and payments for losses thereunder shall be made solely to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant's operations within or contents of the Premises or because the Leasehold Improvements to the Premises exceed the amount of the Allowance (as defined in EXHIBIT D), Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of the Building to give effect to this sentence). Landlord shall deliver a copy of such policy, or evidence of insurance (ACORD-27 or equivalent) in a form reasonably satisfactory to Tenant, as directed by Tenant, within ten (10) days after any request therefor and shall endeavor to do so no later than ten (10) days prior to the expiration or sooner termination of such policies.
(b)    Tenant shall maintain at its expense "special form" property insurance (formerly known as "All-Risk Coverage") with vandalism, malicious mischief and sprinkler leakage on all of its personal property, including Trade Fixtures, located in the Premises. Such coverage shall be for an amount not less than the full replacement cost of such insured items. Tenant shall endeavor to cause all insurance required to be maintained by Tenant to provide that the policy shall not be cancellable, nor shall the coverage thereunder be reduced, without at least thirty (30) days' advance written notice to Landlord. Tenant shall deliver copies of such policies, or certificates of insurance in a form satisfactory to Landlord, within ten (10) business days after any request therefor.
Section 7.2    LIABILITY INSURANCE. Tenant shall, at its sole expense, maintain a policy or policies of commercial general liability insurance with applicable limits of not less than $3,000,000 for death, bodily injury and property damage per occurrence, subject to a general aggregate of $5,000,000, which coverages may be effected by primary or excess coverage. Tenant's commercial general liability insurance shall include coverage for contractual liability assumed under this Lease, shall name Landlord, Landlord's mortgagees, ground lessees, Landlord's property manager and other persons with an insurable interest as may be designated by Landlord as additional insureds. The commercial general liability insurance policies to be maintained by Tenant shall have a deductible amount or self-insured retention not greater than $5,000.
Section 7.3    OTHER INSURANCE. Tenant shall maintain business auto policy insurance, for any owned, non-owned or hired autos, including contractual liability coverage, with an applicable limit of not less than $1,000,000 per accident, naming Landlord, Landlord's mortgagee and all ground lessees, Landlord's property manager and such other persons with an insurable interest as may be designated by Landlord as additional insureds, with a deductible of not greater than $5,000.00. Tenant shall also maintain workers' compensation insurance in the amount provided by statute and employer's liability insurance with limits of not less than $1,000,000 per accident, with an endorsement providing a waiver of subrogation in favor of Landlord, Landlord's mortgagees and property manager, and any other persons reasonably designated by Landlord.
Section 7.4    GENERAL INSURANCE REQUIREMENTS. All policies shall be written as primary policies and not contributing with or in excess of any coverage maintained by Landlord. Whenever Tenant is required to insure against any risk under this Lease, said insurance shall be with an insurance company qualified to do business in the jurisdiction in which the Building is located and maintaining a rating of A- or better and a financial size class of VIII or higher with A.M. Best's Insurance Rating Service. Tenant shall endeavor to cause all insurance required to be maintained by Tenant to provide that the policy shall not be cancellable, nor shall the coverage thereunder be reduced, without at least thirty (30) days' advance written notice to Landlord. Tenant shall deliver copies of such policies, or evidence of insurance (ACORD-27 or equivalent) in a form satisfactory to Landlord, as directed by Landlord, prior to Tenant's taking occupancy of the Premises (or performing any work within the Premises, if earlier), within ten (10) days after any request therefor and no later than ten (10) days prior to the expiration or sooner termination of such policies.
Section 7.5    HOLD HARMLESS; INDEMNITY.
(a)    Subject to section 7.5(c), to the maximum extent permitted by law, Landlord's Indemnitees (defined below) shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant's business or injury or damage to person or property sustained by Tenant, or any person claiming by, through or under Tenant, resulting from any accident or occurrence in, on, or about the Building, including claims for loss, theft, injury or damage resulting from: (i) any equipment or appurtenances being or becoming out of repair; (ii) wind or weather; (iii) any defect in or failure to operate any sprinkler, HVAC equipment, wiring, fiber optic or other cabling, gas, water or steam pipe, stair, railing or walk; (iv) interference, interruption, failure or other fault with respect to any utilities or communications, (v) broken glass; (vi) the backing up of any sewer pipe or downspout; (vii) the escape of gas, steam or water; (viii) water, snow or ice being upon or about the Building or coming into the Premises; or (ix) the falling of any fixture, plaster, tile, stucco or other material; or (x) any act, omission or negligence of other tenants, licensees or any other Persons including occupants of the Building, occupants of adjoining or contiguous buildings, owners of adjacent or contiguous property, or the public, except such Losses (as defined below) that arise from the gross negligence or willful misconduct of Landlord's Indemnitees.
(b)    TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD AND ITS LESSORS, SHAREHOLDERS, MEMBERS, TRUSTEES, AGENTS, EMPLOYEES,

PROPERTY MANAGER AND MORTGAGEE(S) (COLLECTIVELY, "LANDLORD'S INDEMNITEES") HARMLESS FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, DAMAGES, JUDGMENTS, PENALTIES, CLAIMS, COSTS, CHARGES AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES (A "LOSS"), WHICH MAY BE IMPOSED UPON, INCURRED BY, OR ASSERTED AGAINST ANY OF LANDLORD'S INDEMNITEES AND ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN CONNECTION WITH (I) TENANT'S BREACH OF ITS OBLIGATIONS UNDER THIS LEASE, (II) THE ACTS OR NEGLIGENCE OF TENANT, ITS AGENTS, CONTRACTORS, AND EMPLOYEES, (III) THE USE OR OCCUPANCY OF THE PREMISES OR THE LEASEHOLD IMPROVEMENTS BY TENANT, ITS AGENTS, EMPLOYEES, AND CONTRACTORS, (IV) THE USE OR OCCUPANCY OF THE PREMISES OR THE LEASEHOLD IMPROVEMENTS BY TENANT'S INVITEES WHILE WITHIN THE PREMISES OR LEASEHOLD IMPROVEMENTS, AND (V) ANY VIOLATIONS OF LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION, THE PROVISIONS OF THE AMERICANS WITH DISABILITIES ACT, BUT NOT TO THE EXTENT THE LOSS WAS CAUSED BY THE SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD INDEMNITEES. TENANT ACKNOWLEDGES AND AGREES THAT PURSUANT TO THE PROVISIONS OF THIS SECTION 7.5(b), TENANT AGREES TO INDEMNIFY LANDLORD INDEMNITEES EVEN IF LANDLORD INDEMNITEES ARE NEGLIGENT WHEN SUCH NEGLIGENCE IS OTHER THAN SOLE OR GROSS NEGLIGENCE. If any action or proceeding is brought against any of Landlord's Indemnitees by reason of any of the foregoing, Tenant shall reimburse Landlord for the reasonable cost of defending such action or proceeding or, upon Landlord's request and at Tenant's sole cost and expense, defend such action and proceeding by counsel reasonably approved by Landlord. If Landlord elects to defend itself at Tenant's cost as provided in the previous sentence, Tenant shall have the right to approve any settlement or compromise which would cause Tenant to incur any liability, such approval not to be unreasonably withheld or delayed. The indemnity set forth in this Section 7.5(b) shall survive the termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease.
(c)    LANDLORD SHALL INDEMNIFY, DEFEND AND HOLD TENANT AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES (COLLECTIVELY, "TENANT'S INDEMNITEES") HARMLESS FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, DAMAGES, JUDGMENTS, PENALTIES, CLAIMS, COSTS, CHARGES AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES (A "LOSS"), ARISING FROM ANY OCCURRENCE IN THE BUILDING, PARKING FACILITIES OR COMMON AREAS WHICH MAY BE IMPOSED UPON, INCURRED BY, OR ASSERTED AGAINST ANY OF TENANT'S INDEMNITEES AND ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN CONNECTION WITH (I) LANDLORD'S BREACH OF ITS OBLIGATIONS UNDER THIS LEASE, (II) THE ACTS OR NEGLIGENCE OF LANDLORD, ITS AGENTS, CONTRACTORS, AND EMPLOYEES, (III) THE USE OR OCCUPANCY OF THE BUILDING, PARKING FACILITIES OR COMMON AREAS BY LANDLORD, ITS AGENTS, EMPLOYEES, AND CONTRACTORS, (IV) THE USE OR OCCUPANCY OF THE BUILDING, PARKING FACILITIES OR COMMON AREAS BY LANDLORD'S INVITEES, AND (V) ANY VIOLATIONS OF LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION, THE

PROVISIONS OF THE AMERICANS WITH DISABILITIES ACT, BUT NOT TO THE EXTENT THE LOSS WAS CAUSED BY THE SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT OR ITS AGENT. LANDLORD ACKNOWLEDGES AND AGREES THAT PURSUANT TO THE PROVISIONS OF THIS SECTION 7.5(c), LANDLORD AGREES TO INDEMNIFY TENANT'S INDEMNITEES EVEN IF TENANT'S INDEMNITEES ARE NEGLIGENT WHEN SUCH NEGLIGENCE IS OTHER THAN SOLE OR GROSS NEGLIGENCE. If any action or proceeding is brought against any of Tenant's Indemnitees by reason of any of the foregoing, Landlord shall reimburse Tenant for the reasonable cost of defending such action or proceeding or, upon Tenant's request and at Landlord's sole cost and expense, defend such action and proceeding by counsel reasonably approved by Tenant. If Tenant elects to defend itself at Landlord's cost as provided in the previous sentence, Landlord shall have the right to approve any settlement or compromise which would cause Landlord to incur any liability, such approval not to be unreasonably withheld or delayed. The indemnity set forth in this Section 7.5(c) shall survive the termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease.
Section 7.6    WAIVER OF CLAIMS AND RECOVERY RIGHTS. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successors, legal representatives, assigns and insurers, hereby (i) waives any and all rights of recovery, claims, actions or causes of action against the other and their respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees for any property loss or damage that may occur to the Premises or other portion of the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies referred to in this Article VII, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO OR ITS RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, SHAREHOLDERS, AGENTS, SERVANTS, EMPLOYEES, GUESTS, LICENSEES OR INVITEES, and (ii) covenants that no insurer under any property insurance maintained by Landlord or Tenant shall hold any right of subrogation against such other party. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party's insurance policy, then Landlord and Tenant each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.
Section 7.7    SPECIAL INDEMNITY LIMITATIONS. Notwithstanding any provision in this Lease to the contrary, during Landlord's Construction Period, Tenant's indemnity obligations provided in this Section 7.5(b) or elsewhere in this Lease shall be limited to claims made by Landlord arising out of Tenant's acts or ommissions, and shall be limited to an amount not to exceed eighty-nine (89%) of Landlord's Project Costs incurred as of the date of the Loss, calculated in accordance with ASC 840-40-55-11. This limitation shall not apply following the expiration of Landlord's Construction Period, at which time Tenant's indemnity obligations shall not be limited by this Section 7.7. "Landlord's Construction Period" shall mean the period of time between the Effective Date and Substantial Completion of Landlord's Work (as defined in Exhibit D), "Substantial Completion" shall mean that (i) the Building Shell (as defined in Exhibit D and schedules attached thereto) and Landlord's Work have been completed in accordance with the plans and schedules therefor, even though minor details, adjustments or punch list items may remain to be completed, (ii) all certificates of occupancy required for Tenant to commence Tenant's Work have been issued and (iii) Landlord's Architect has issued a certificate confirming Substantial Completion has occurred. "Project Costs" shall mean those costs which are included in the amounts capitalized by an owner‑landlord in accordance with generally accepted accounting principles ("GAAP") plus other costs related to the Project paid to third parties other than lenders or owners. For example, cancellation fees that would be payable to subcontractors if the Project were to be canceled prior to completion would be included in total Project Costs. Transaction costs that would not be capitalized by an owner-landlord as construction costs in accordance with GAAP, such as a facility fee (a fee paid to establish a master lease facility), or financing costs are specifically excluded from the definition of total Project Costs. The only exception is that land rentals during construction are included in Project Costs even though not capitalizable under GAAP. Tenant shall have no obligation to pay Rent during Landlord's Construction Period. During Landlord's Construction Period, Landlord may draw on the Letter of Credit upon the occurrence of an Event of Default, provided that Landlord shall not be entitled to any amount which, when added to the amounts, if any, previously paid to Landlord by Tenant, would exceed an amount in excess of eighty-nine percent (89%) of Landlord's Project Costs, calculated in accordance with ASC 840‑40-55-11. This limitation shall not apply following completion of Landlord's Construction Period.
ARTICLE VIII
Section 8.1    LANDLORD'S LIEN. Intentionally deleted
Section 8.2    DEFAULT BY TENANT. The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Lease:
(a)    Tenant shall fail to pay any sum of Rent when due, and such failure shall continue for ten (10) days after written notice thereof from Landlord; provided, Landlord shall only have to give one (1) notice once in each calendar year.
(b)    Tenant shall fail to execute and acknowledge or otherwise respond in good faith and in writing within ten (10) business days after submission to Tenant of a request for confirmation of the subordination of this Lease pursuant to Section 11.1(a), confirmation of the subordination of a mortgage or deed of trust lien to this Lease pursuant to Section 11.1(b) or an estoppel certificate pursuant to Section 11.2;
(c)    Tenant shall fail in the performance of any of the other covenants or conditions not included in subparagraphs (a) and (b) of this Section 8.2 which Tenant is required to observe and to perform under this Lease, inclusive of the exhibits hereto and such failure shall continue for thirty (30) days after written notice to Tenant or such longer period as is reasonably necessary to remedy such default if it is of a nature that it cannot be cured within thirty (30) days and as long as Tenant is actively and diligently pursuing the cure of such default, unless such failure (i) materially and adversely affects the Building or the operation thereof or other tenants, or (ii) violates Legal Requirements, and in either such event, Tenant fails to cure the same within ten (10) business days of receipt of written notice or in the event of an issue requiring more than ten (10) business days to cure, Tenant fails to commence to cure said item within ten (10) business days of receipt of said notice and actually cures within one hundred twenty (120) days.
(d)    The interest of Tenant under this Lease shall be levied on under execution or other legal process; any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant's debts or obligations, or to reorganize or modify Tenant's capital structure; Tenant is declared insolvent according to law; any assignment of Tenant's property shall be made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property and such levy, execution, legal process, petition, declaration, assignment or appointment is not removed or vacated within sixty (60) days from the date of its creation, service or filing;
(e)    Tenant shall vacate or abandon the Premises for a period of thirty (30) or more continuous days at any time during the Term, unless (i) Tenant gives Landlord thirty (30) days' prior written notice of its intent to vacate the Premises and (ii) Tenant complies with all other terms of the Lease, including the payment of Rent and the maintenance of insurance; or
(f)    Tenant, if a corporation, shall cease to exist as a corporation in good standing in the state of its incorporation, or Tenant, if a partnership or other entity, shall be dissolved or otherwise liquidated.
Section 8.3    REMEDIES. Upon the occurrence of any Event of Default, at Landlord's option, Landlord may (without further notice or grace) exercise any one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:
(a)    Terminate this Lease and immediately repossess the Premises by forcible entry and detainer suit or otherwise, and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, (iii) the balance of the Rent for the remainder of the Term of this Lease, discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by the Wall Street Journal, Southwest Edition, in its listing of "Money Rates" minus one percent minus the fair market rental value of the Premises for said period similarly discounted, taking into account the period of time during which the Premises is likely to remain vacant until a new tenant commences payment of rental and the reasonably anticipated out-of-pocket expenses to be incurred by Landlord to relet the Premises (such as the cost of preparation of the Premises, leasing commissions and reasonable legal fees associated with occupancy by a new tenant), and (iv) any other sum of money and damages owed by Tenant to Landlord under the terms of this Lease. The provisions of this paragraph shall survive the expiration or termination of this Lease. For the purpose of calculating Landlord's damages under clause (iii) of this paragraph, Tenant covenants and agrees that:
(i)    it shall be assumed that the Additional Rent for the calendar year in which this Lease is terminated would be equal to the Additional Rent for the last full calendar year prior to termination, increased at a rate equal to the average rate of increase (if any) of Operating Expenses for the three (3) full calendar years preceding the calendar year of termination (the "Escalation Rate"), and that the Additional Rent for each year thereafter for the remainder of the

Term would be equal to the Additional Rent for the preceding calendar year (calculated in the same manner as for the year of termination), increased at the Escalation Rate; and
(ii)    Landlord may rely upon the average of the determinations of the fair market rental value of the Premises for the remainder of the Term of this Lease made independently and in writing by three (3) reputable real estate brokers active in the leasing of office space comparable to the Premises in the Williamson County, Texas office market and selected by Landlord in good faith, and Tenant shall have no right to dispute the value so calculated.
(b)    Terminate Tenant's right of possession (but not this Lease) and immediately repossess the Premises by forcible entry and detainer suit or otherwise, in accordance with applicable law, without thereby releasing Tenant from any liability hereunder and without terminating this Lease, and shall be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, and (iii) any other sum of money and damages then owed by Tenant to Landlord under the terms of this Lease. In addition, Tenant shall remain liable for the payment of all Rent as same becomes due under the terms of this Lease. After regaining possession of the Premises under this Section 8.3(b), Landlord shall use commercially reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole, good faith judgment deems acceptable and are in adherence with the laws of the state of Texas for mitigation of damages, and if the Premises are so relet, Tenant shall receive credit against the sums otherwise payable to Landlord hereunder only for the amount of the Net Reletting Income (as hereinafter defined). For the purpose of such reletting Landlord shall be authorized but not obligated to decorate or to make any repairs, changes, alterations or additions in or to Premises as may be reasonably necessary or desirable. Landlord reserves the right, however (x) to lease any other space available in the Building prior to offering the Premises for lease, (y) to refuse to lease the Premises to any potential tenant that does not meet Landlord's standards and criteria for leasing other comparable space in the Building (including, without limitation, rental rates), and (z) to reconfigure the Premises and lease only portions thereof or lease all or part of the Premises in combination with other space. Any payments due Landlord under this Section 8.3(b) shall be made upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 8.3(b) from time to time. No delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease as a result of the breach of this Lease that gave rise to such reletting. As used above, the term "Net Reletting Income" means the amount of all rentals actually received by Landlord in respect of a reletting of the Premises during the Term of this Lease, less all of the costs and expenses incurred by Landlord in connection with such reletting, including, without limitation, leasing commissions, demolition of existing improvements and installation of new improvements and/or the allowances provided therefor, and legal fees.

(c)    To the extent permitted by applicable law, enter upon the Premises by use of a master key, a duplicate key or other peaceable means, and alter the door locks on all entry doors of the Premises, thereby excluding Tenant and its officers, principals, agents, employees, contractors, representatives and invitees. If Landlord elects to so exclude Tenant from the Premises without terminating this Lease or Tenant's right to possession of the Premises pursuant to the provisions of this Lease, then Landlord shall be obligated to provide Tenant a key to re‑enter the Premises only upon payment in full of all delinquent Rent and other amounts due under this Lease and the curing of all other defaults, if any. If this Lease or Tenant's right of possession of the Premises is terminated, Landlord will, for a period of thirty (30) days following such termination of the Lease or right of possession, during Landlord's regular business hours, at Landlord's convenience and upon written request by Tenant, escort Tenant or its authorized personnel to the Premises to retrieve personal belongings of Tenant's employees and any property of Tenant.
(d)    If Landlord terminates this Lease or Tenant's right to possession (without terminating the Lease), Landlord shall use objectively reasonable efforts to mitigate Landlord's damages by re-letting the Premises following Tenant's vacancy thereof, but in doing so, Tenant agrees that Landlord shall not be required to (i) give preference to re-letting the Premises prior to leasing other space that Landlord has available, i.e., any prospective tenant's space requirements will dictate Landlord's leasing activities, (ii) expend any sums to so re-let or (iii) re-let at rental rates less than rental rates then being offered to new tenants of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect any rentals due in respect of such reletting. In any proceedings to enforce this Lease, Landlord shall be presumed to have used commercially reasonable efforts to relet the Premises or otherwise mitigate Landlord's damages, and Tenant shall bear the burden of proof to establish otherwise. Unless contrary to Applicable Law, Landlord will have satisfied the duty to mitigate and will have used objectively reasonable efforts to relet the Premises if Landlord does the following within sixty (60) days after the occurrence of the Event of Default: (1) place the Premises on Landlord's inventory of available space; (2) make Landlord's inventory available to area brokers; and (3) show the Premises to prospective tenants who request to see it.
(e)    In the event of a termination of this Lease as a result of an Event of Default, Tenant hereby waives all right to recover or regain possession of the Premises, to save forfeiture by payment of Rent due or by other performance of the conditions, terms or provisions hereof, and without limitation of or by the foregoing, Tenant waives all right to reinstate or redeem this Lease notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect and Tenant waives all right to any second or further trial in summary proceedings, ejectment, forcible entry and detainer, forcible detainer or in any other action provided by any statute or decision now or hereafter in force or effect. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice that is a prerequisite to Landlord's commencement of eviction proceedings against Tenant, including, without limitation, the demands and notices specified in the Texas Property Code.

(f)    Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all Rent and other charges and amounts payable by Tenant are commercially reasonable and valid, and as to each such charge or amount, constitutes a "method by which the charge is to be computed" for purposes of Section 93.012 of the Texas Property Code, even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, OF A TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.
Section 8.4    LANDLORD'S RIGHT TO CURE DEFAULTS. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than monthly installments of Base Rent and Estimated Additional Rent, required to be paid by it hereunder or shall fail to cure any default within any applicable cure, grace or notice period contained herein, then Landlord may, but shall in no event be obligated to, make any such payment or perform any such act on Tenant's account, and such cure by Landlord shall not be deemed a waiver by Landlord of any of its other remedies or a release of Tenant from any obligations hereunder. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed Rent and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent hereunder.
Section 8.5    NON-WAIVER. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others. No payment by Tenant or receipt by Landlord of a lesser amount than a full installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due, nor shall any endorsement or statement on any check or payment or any documentation accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease, at law, or in equity.
Section 8.6    HOLDING OVER. Tenant shall have the unconditional right to hold over for a period of up to ninety (90) days beyond (i) the Lower Premises Expiration Date with respect to the Lower Floor Premises (the "Lower Floor Premises Holdover Deadline") and (ii) the Expiration Date with respect to the Upper Floor Premises (the "Upper Floor Premises Deadline"), at the same terms and conditions as provided in the Lease, and Tenant may vacate either of such premises during such ninety (90) day period upon thirty (30) days' notice to Landlord. If Tenant continues in occupancy of the (a) Lower Floor Premises after expiration of the Lower Floor Premises Deadline or the termination of this Lease or (b) Upper Floor Premises after the expiration of the Upper Floor Premises Deadline or the termination of this Lease, in either case without the written consent of Landlord, Tenant shall pay as Rent for the holdover period One Hundred and Twenty-Five Percent (125%) of the Base Rent and One Hundred Percent (100%) of the Estimated Additional Rent (pro rated on a daily basis) (for the portion of the Premises in which Tenant is holding over) payable immediately prior to the expiration or termination for the first ninety (90) days of such holding over. Any holding over after such ninety (90) day period shall be at One Hundred Fifty Percent (150%) of the Base Rent and One Hundred Percent (100%) of the Estimated Additional Rent (pro-rated on a daily basis) payable immediately prior to the expiration or termination. No holding over by Tenant after the Term of this Lease without the written consent of Landlord shall be construed to extend the Term hereof. Any holding over without the prior written consent of Landlord shall constitute such holdover a tenancy at sufferance relationship between Landlord and Tenant unless Landlord has specifically stated in writing in such consent that a tenancy at will is intended. The provisions of this paragraph shall survive the expiration or termination of this Lease.
ARTICLE IX
Section 9.1    ASSIGNMENT OR SUBLEASE BY TENANT.
(a)    Tenant shall not assign this Lease, sublet all or any part of the Premises or allow the Premises to be used or occupied by others (any such event being referred to herein as a ("Transfer"), or mortgage or otherwise encumber its leasehold estate under this Lease or its property within the Premises, without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed subject to Section 9.1 (c) below.
(b)    Tenant shall give Landlord at least thirty (30) days' advance written notice of any proposed Transfer, stating the anticipated terms thereof and all relevant information on the proposed transferee requested by Landlord. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects to either (i) consent to the proposed Transfer, or (ii) refuse consent on reasonable grounds as set forth Section 9.1 (c) below.
(c)    Landlord shall not unreasonably withhold its consent to a proposed Transfer provided all of the following conditions have been met and as long as Tenant is leasing all of the Building: (i) Tenant is not in default under the Lease, (ii) the nature and character of the proposed transferee, its business and activities or its intended use of the Premises are consistent with Section 1.5 of the Lease, (iii) the proposed occupancy would not impose a material extra burden upon the Building systems (iv) the granting of such consent would not constitute a default under any other agreement to which Landlord is a party or by which Landlord is bound, including, without limitation, any exclusives previously granted to other tenants of the Project and any restrictions on leasing contained in any other leases of space in the Building, (v) the proposed transferee is not a governmental agency or an entity with diplomatic immunity, or (vi) the requested assignment or sublease does not modify the Lease or the rights, obligations, or liabilities of either Landlord or Tenant under this Lease. Tenant acknowledges that the foregoing conditions are a reasonable basis for Landlord to withhold its consent to a Transfer and that if all of the foregoing conditions are not satisfied, Landlord may withhold its consent to a proposed Transfer in Landlord's sole and absolute discretion.

(d)    If Landlord consents to a Transfer, Tenant agrees that Fifty Percent (50%) of all Rent amounts and other consideration payable to Tenant in respect of the Transfer in excess of the Rent for the Premises or the portion thereof subject to the Transfer shall be paid to Landlord as Additional Rent hereunder immediately upon Tenant's receipt thereof after deduction for all reasonable brokerage commissions, free rent, and tenant improvement allowances actually paid by Tenant in conjunction with such Transfer and Tenant's reasonable attorneys fees arising therefrom, or at Landlord's option such payments can be made directly to Landlord by such sublessee or assignee. Tenant acknowledges and agrees that, notwithstanding Landlord's consent to any Transfer, Tenant shall remain directly and primarily liable for the performance of all the obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent). The consent by Landlord to any Transfer shall not be deemed in any manner to be a consent to a use not permitted under Section 1.5(a). Any consent by Landlord to a particular Transfer shall not constitute Landlord's consent to any other or subsequent Transfer. In furtherance of the foregoing, but not in limitation thereof, the acceptance by Landlord of the payment of Rent following any Transfer prohibited by this Article IX shall not be deemed to be a consent or approval by Landlord to any such Transfer, nor shall the same be deemed a waiver of any right or remedy of Landlord hereunder as a result thereof.
(e)    If Tenant is a partnership or limited liability company, a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners or members owning as of the date hereof a controlling or majority interest in Tenant shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 9.1. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or, if Tenant is an entity other than a corporation whose stock is publicly traded on the American public securities exchange, the sale or transfer (whether by way of one or more sales or transfers) of the controlling or majority interest as of the date hereof in Tenant's capital stock shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section 9.1.
(f)    Tenant agrees to pay Landlord's reasonable attorneys' fees and costs in connection with Landlord's review and approval of any proposed subletting or assignment and an administrative fee of one thousand dollars ($1,000).
(g)    Notwithstanding Section 9.1(a) above, provided no Event of Default has occurred under this Lease, Tenant may effect a Transfer to any Affiliated Entity without Landlord's prior consent provided (i) Tenant describes in writing to Landlord the transaction in which the Transfer will be effective within thirty days of the Transfer; (ii) Tenant identifies the Affiliated Entity to which Tenant intends to effect a Transfer prior to the Transfer; and (iii) Tenant delivers to Landlord a copy of the executed Transfer documents to Landlord within thirty (30) days after such Transfer. A Transfer to an Affiliated Entity shall not release Tenant from any of its liabilities or obligations under this Lease, and the Transfer documents shall provide that Tenant shall remain primarily liable under this Lease jointly and severally with the Affiliated Entity. In no event shall any such Transfer have any material adverse financial impact on Tenant's financial status. Tenant shall, prior to any such Transfer, provide written evidence reasonably satisfactory to Landlord that there shall be no material adverse financial impact on Tenant resulting from such Transfer. For purposes hereof, "Affiliated Entity" shall mean an entity which (i) controls, is controlled by, or is in common control with Tenant; or (ii) results from the merger or consolidation with Tenant, or (iii) acquires all or substantially all of the assets of, interest in, or stock of Tenant. Notwithstanding anything herein to the contrary, in no event may Tenant effect a Transfer to an Affiliated Entity whose primary assets are leaseholds or other non-income producing assets, and any transfer of all or a substantial portion of Tenant's assets separate from the Transfer is expressly prohibited.
Section 9.2    ASSIGNMENT BY LANDLORD. Subject to Landlord's rights under Section 11.1, only after Substantial Completion of the Building Shell shall Landlord have the right to voluntarily transfer and assign its rights and obligations hereunder to any person or entity acquiring ownership of the Project (except for Fortis Property Group, LLC), and in such event and upon such transfer (any such person or entity to have the benefit of, and be subject to, the provisions of Sections 10.1 and 10.2 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder.
ARTICLE X
Section 10.1    QUIET ENJOYMENT. Subject to the terms and conditions of this Lease, Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises from those parties claiming possession or rights to the Premises by or through Landlord, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and performs all of Tenant's covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord's interest hereunder. This covenant of quiet enjoyment is in lieu of any implied covenant of quiet enjoyment under Texas law.
Section 10.2    LIMITATION OF LANDLORD'S PERSONAL LIABILITY. TENANT AGREES TO LOOK SOLELY TO LANDLORD'S INTEREST IN THE PROJECT FOR THE RECOVERY OF ANY JUDGMENT AGAINST LANDLORD, IT BEING AGREED THAT LANDLORD, ITS MANAGERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES SHALL NEVER BE PERSONALLY LIABLE FOR ANY SUCH JUDGMENT, AND TENANT, FOR ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT, EXPRESSLY WAIVES AND RELEASES LANDLORD AND SUCH RELATED PERSONS AND ENTITIES FROM ANY AND ALL PERSONAL LIABILITY. IN NO EVENT SHALL LANDLORD BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES. TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.
Section 10.3    LIMITATION OF INTEREST HOLDER'S PERSONAL LIABILITY. If an Interest Holder shall succeed to the interest of Landlord, the Interest Holder shall have no personal liability as successor to Landlord, and Tenant shall look only to the estate and property of the Interest Holder in the Project or the proceeds thereof for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial procedure) requiring the payments of money in the event of any default by the Interest Holder as landlord under the Lease. In addition, the Interest Holder as holder of the Mortgage Document or as landlord under the Lease if it succeeds to that position, shall in no event (i) be liable to Tenant for any act or omission of any prior landlord, (ii) be subject to any offset or defense which Tenant might have against any prior landlord, (iii) be liable to Tenant for any liability or obligation of any prior landlord occurring prior to the date that the Interest Holder or any subsequent owner acquires title to the Project, or (iv) be liable to Tenant for any security or other deposits given to secure the performance of Tenant's obligations under the Lease, except to the extent that the Interest Holder shall have acknowledged actual receipt of such security or other deposits in writing. No other property or assets of the Interest Holder shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to the Lease, the relationship of the landlord and the tenant thereunder or Tenant's use or occupancy of the Premises.
ARTICLE XI
Section 11.1    SUBORDINATION.
(a)    Subject to Landlords' delivery to Tenant of a nondisturbance agreement acceptable to Tenant, Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Project or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. Subject to Landlords' delivery to Tenant of a nondisturbance agreement acceptable to Tenant, Tenant shall execute any appropriate certificate or instrument that Landlord may request within ten (10) days after being requested by Landlord to do so. In the event of the enforcement by the ground lessor, the mortgagee, the trustee, the beneficiary or the secured party (any such party being herein referred to as "Interest Holder") under any such ground lease, mortgage, deed of trust or security agreement (such documents being referred to herein as "Mortgage Documents") of the remedies provided for by law or by such Mortgage Documents, Tenant, upon written request of the Interest Holder or any person or party succeeding to the interest of Landlord as a result of such enforcement, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease; provided, however, that such Interest Holder or successor in interest shall not be bound by (i) any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (ii) any amendment or modification of this Lease made without the written consent of such Interest Holder or such successor in interest. Upon request by such Interest Holder or successor in interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth.
(b)    Notwithstanding anything to the contrary set forth in Section 11.1(a), above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant's consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) business days after being requested to do so.
Section 11.2    ESTOPPEL CERTIFICATE. Tenant agrees periodically, but in no event more than twice each calendar year, to furnish within ten (10) business days after written request by Landlord a certificate signed by a Tenant certifying (a) that the lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date, Lower Floor Expiration Date, the Upper Floor Expiration Date and Expiration Date and the date through which Base Rent, Estimated Additional Rent and additional Rent have been paid, (c) except as stated in the certificate, that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no Rent under this Lease has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no known charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder, (g) that except as stated in the certificate, Tenant does not have actual knowledge of Landlord then being in default under this Lease, (h) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (i) the current amount of the Letter of Credit, (j) except as stated in the certificate, there is no outstanding Allowance payable with respect to completed Tenant Work in the Upper Floor Premises (or any portion of the Allowance, depending upon when the estoppel certificate is requested) and (k) as to such other matters as may be requested by Landlord. Any such certificate may be relied upon by any existing or prospective Interest Holder or purchaser of the Building or the Land or any part thereof or interest of Landlord therein.
Section 11.3    RIGHT TO CURE LANDLORD'S DEFAULT. Prior to exercising any remedy for an alleged default by Landlord hereunder, Tenant will give written notice to any Interest Holder of which Tenant has notice specifying the nature of the alleged default. Each Interest Holder shall have the right (but not the obligation) for a period of thirty (30) days after notice from Tenant to cure or remedy such default (or if the Interest Holder cannot reasonably cure or remedy such default within said thirty-day period, such longer period as is necessary to allow the Interest Holder to effect such cure or remedy, provided that the Interest Holder commences its good faith efforts to cure or remedy such default within said thirty (30) day period), and Tenant will accept such curative or remedial action taken by the Interest Holder with the same effect as if such action had been taken by Landlord.
ARTICLE XII
Section 12.1    RELOCATION. Intentionally deleted.

Section 12.2    NAME CHANGE. Landlord reserves and shall have the right at any time and from time to time to change the name of the Building as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof.
Section 12.3    LEGAL FEES. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party's reasonable legal fees.
Section 12.4    RADON. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines may be present in buildings in Texas. Additional information regarding radon and radon testing may be obtained from Travis County public health department or found in 25 Texas Administrative Code {289.203 and in rules and regulations promulgated thereunder.
Section 12.5    USA PATRIOT ACT AND ANTI-TERRORISM LAWS.
(a)    Tenant represents and warrants to, and covenants with, Landlord that (i) neither Tenant nor any of its owners or affiliates currently are, or shall be at any time during the Term of this Lease, in violation of any Legal Requirements relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN's) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act"); (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the Term of this Lease hereof a "Prohibited Person," which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws.
(b)    Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, its officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

(c)    At any time and from time-to-time during the Term of this Lease, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant's compliance with this Section 12.5.
ARTICLE XIII
Section 13.1    NOTICES. Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if sent to the addresses for Landlord and Tenant set forth below, by (a) United States mail, certified or registered, return receipt requested, or (b) nationally recognized overnight courier:
The address for notices to Landlord is:
Aspen Lake Building Three, LLC
C/O Crimson Real Estate Fund, L.P.
1980 Post Oak Blvd., Suite 1600
Houston, Texas 77056
Attn: C. Dean Patrinely

with a copy to:

US Real Estate Limited Partnership
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attn: Portfolio Manager

Until Tenant occupies the Premises, after which time Tenant's address for notices will be the Premises, the address for notices to Tenant is:
Q2 Software, Inc.
13785 Research Blvd., Suite 150
Austin, Texas 78759
Attn:
Rodd Chadwick VP Corporate Solutions

with a copy to:
Attn: Jennifer Harris CFO
Q2 Software, Inc.
13785 Research Blvd., Suite 150
Austin, Texas 78759
Attn: General Counsel

Any notice mailed by certified or registered mail, return receipt requested, shall be deemed to have been given on the fifth business day following the date of deposit of such item in a depository of the United States Postal Service. Any notice sent via nationally-recognized overnight courier shall be deemed to have been given on the first business day following the date of deposit of such item with said nationally-recognized overnight courier with instructions for delivery on the next business day. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each Interest Holder who notifies Tenant in writing of its interest and the address to which notices are to be sent.
Section 13.2    MISCELLANEOUS.
(a)    This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant's assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.
(b)    All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.
(c)    This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the "Landlord" or the "Tenant" hereunder or such party or its counsel is the draftsman of this Lease.
(d)    The terms and provisions of all Exhibits described herein and attached hereto are hereby made a part hereof for all purposes. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Lease.
(e)    If Tenant is a corporation, partnership or other entity, Tenant warrants and represents that (i) Tenant is a duly organized and existing legal entity in the State of Delaware, and is authorized to do business in and in good standing with the jurisdiction where the Building is located, (ii) Tenant has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its managers, members, board of directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Tenant is authorized to do so and (iv) upon request by Landlord, such person shall deliver to Landlord satisfactory evidence of his/her authority to so execute this Lease on behalf of Tenant.
(f)    Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other business burdens. Time is of the essence in the payment and performance of Tenant's obligations, and the exercise of its rights, under this Lease.
(g)    If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
(h)    Neither this Lease nor any memorandum hereof shall be recorded in any public records without the prior written consent of Landlord.
(i)    The submission of an unsigned copy of this document to Tenant for Tenant's consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.
(j)    Tenant represents and warrants to Landlord that Jones Lang LaSalle Brokerage, Inc. ("Tenant's Broker") exclusively represents Tenant with respect to its interests in connection with the negotiation of this Lease with respect to the initial term of this Lease. Landlord represents and warrants to Tenant that Crimson Services, LLC and AQUILA Commercial, LLC (collectively, "Landlord's Broker") exclusively represents Landlord with respect to its interests in connection with the negotiation of this Lease with respect to the initial term of this Lease. Landlord has agreed to pay (i) to Landlord's Broker, a real estate brokerage commission as set forth in a separate commission agreement between Landlord and Landlord's Broker, and (ii) to Tenant's Broker, a real estate brokerage commission as set forth in a separate commission agreement between Landlord and Tenant's Broker, a copy of which is attached hereto as EXHIBIT L. In the event Tenant renews this Lease and the conditions of the Renewal Commission Agreement (as defined below) are satisfied, Landlord shall pay Tenant's Broker a real estate brokerage commission pursuant to the commission agreement between Landlord and Tenant's Broker, a copy of which is attached hereto as EXHIBIT M (the "Renewal Commission Agreement"). Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.
(k)    At any time during the Term of this Lease that Tenant is not a "publicly traded company" (i.e., ownership interests are listed on a public securities exchange) or a governmental entity, then within one hundred twenty (120) days after the end of each fiscal year of Tenant or upon Landlord's reasonable request, Tenant shall furnish to Landlord (and to each Interest Holder of which Tenant has notice) a financial statement, in form and substance satisfactory to Landlord (and each Interest Holder of which Tenant has notice), showing the complete results of Tenant's operations, including EBITDA and Tenant's Free Cash Flow for its immediately preceding fiscal year or twelve month period, as the case may be, including a statement, certified as true and correct by a certified public accountant and prepared in accordance with generally accepted accounting principles applied on a consistent basis from year to year. Upon Landlord's request, Tenant shall provide Landlord with unaudited financial statements for the immediately preceding quarter, certified by an officer of Tenant, as soon as such quarterly financial statements are available.
(l)    Parking permits shall be provided to Tenant during the Term of this Lease in accordance with the terms and conditions set forth in EXHIBIT I attached hereto and made a part hereof for all purposes.
(m)    Tenant hereby acknowledges that Tenant has no options, rights of first refusal or rights of first offer to purchase the Premises, the Building or the Land, or any part thereof or any other part of the Project.
(n)    Tenant shall have the option to renew the Term of this Lease, each in accordance with the terms and conditions set forth in EXHIBIT J attached hereto and made a part hereof for all purposes.
(o)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, ORDINANCE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD'S TERMINATION OF THIS LEASE PURSUANT TO SECTION 8.3(a)) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 8.3(b) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.
(p)    EXCEPT AS OTHERWISE PROVIDED HEREIN, TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND TENANT SHALL CONTINUE TO PAY RENT HEREUNDER WITHOUT ABATEMENT, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, EXPRESS OR IMPLIED.
(q)    The waiver by Landlord or Tenant of any breach of any provision contained in this Lease, which waiver shall only be effective if the same is in writing, or the failure of Landlord or Tenant to insist on strict performance by Tenant or Landlord, shall not be deemed to be a waiver of such provision as to any subsequent breach thereof or of any other provision contained in this Lease. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant regardless of Landlord's knowledge of such breach or default at the time of acceptance of Rent.

(r)    This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed entirely within the State of Texas. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Lease must bring such legal action or proceeding in the applicable court(s) of Williamson County, Texas having jurisdiction over the subject matter of such action or proceeding, and each party submits to the jurisdiction of such court(s).
(s)    PURSUANT TO SECTION 17.42 OF THE TEXAS BUSINESS AND COMMERCE CODE, TENANT WAIVES ALL PROVISIONS OF SUBCHAPTER E OF CHAPTER 17 OF SUCH CODE (OTHER THAN SECTION 17.555) (THE "DTPA") WITH RESPECT TO THIS LEASE. TO INDUCE LANDLORD TO ENTER INTO THIS LEASE, TENANT REPRESENTS AND WARRANTS: (A) IF TENANT IS REPRESENTED BY LEGAL COUNSEL, THEN SUCH LEGAL COUNSEL IS OF ITS OWN CHOICE AND DESIGNATION IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS LEASE; (B) IF TENANT IS REPRESENTED BY LEGAL COUNSEL, TENANT'S COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY LANDLORD OR AN AGENT OF LANDLORD; (C) TENANT IS LEASING THE PREMISES FOR BUSINESS OR COMMERCIAL PURPOSES, NOT FOR USE AS TENANT'S RESIDENCE; (D) TENANT HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS AND IT CAN EVALUATE THE MERITS AND RISKS OF THIS LEASE; (E) TENANT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LANDLORD WITH RESPECT TO THIS LEASE; (F) TENANT HAS A CHOICE OTHER THAN TO ENTER INTO THIS LEASE WITH THIS DTPA WAIVER PROVISION, IN THAT IT CAN ENTER INTO A LEASE AGREEMENT WITH ANOTHER LANDLORD OR PAY MORE CONSIDERATION TO ENTER INTO THIS LEASE WITHOUT THIS DTPA WAIVER PROVISION; (G) TENANT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THIS DTPA WAIVER PROVISION AND CONSIDERS IT BINDING AND ENFORCEABLE; AND (H) TENANT ACKNOWLEDGES THAT LANDLORD WOULD NOT ENTER INTO THIS LEASE FOR THE SAME CONSIDERATION OR UPON THE SAME TERMS BUT FOR THE INCLUSION OF THIS DTPA WAIVER PROVISION IN THIS LEASE.
(t)    This Lease may be executed in multiple counterparts, including by fax, electronic mail and other electronic means, each of which shall be deemed an original and all of which together shall constitute a single instrument.
(u)    If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
(v)    TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

(w)    All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of Rent hereunder, and if such amount which would be excessive interest exceeds such Rent, then such additional amount shall be refunded to Tenant.
(x)    Tenant shall cause its corporate parent Q2 Holdings, Inc., a Delaware corporation ("Guarantor") to execute and deliver to Landlord a separate Guaranty of this Lease in the form of EXHIBIT K on the date Tenant has signed this Lease.
[The remainder of the page intentionally left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereof have executed this Lease as of the Effective Date.
LANDLORD:

ASPEN LAKE BUILDING THREE, LLC,
a Texas limited liability company

By:	PREF Aspen Lake III, LLC, a Texas limited liability company, its managing member

By: /s/ C. Dean Patrinely
C. Dean Patrinely, President

TENANT:

Q2 SOFTWARE INC., a Delaware corporation

By: /s/ Matt Flake
Name:        Matt Flake
Title:        Chief Executive Officer

LIST OF EXHIBITS**

EXHIBIT A    DESCRIPTION OF LAND
EXHIBIT B    CONCEPTUAL FLOOR PLANS OF THE PREMISES
EXHIBIT B-1    CONCEPTUAL EXTERIOR BUILDING ELEVATIONS
EXHIBIT B-2 CONCEPTUAL SITE PLAN OF THE PROJECT
EXHIBIT C    RENTABLE AREA
EXHIBIT D    WORK LETTER
EXHIBIT E    COMMENCEMENT DATE AGREEMENT
EXHIBIT F    AIR CONDITIONING AND HEATING SERVICES
EXHIBIT G    BUILDING RULES
EXHIBIT H    JANITORIAL SPECIFICATIONS
EXHIBIT I    PARKING
EXHIBIT J    RENEWAL OPTION
EXHIBIT K    FORM OF GUARANTY
EXHIBIT L    INITIAL COMMISSION AGREEMENT
EXHIBIT M    RENEWAL COMMISSION AGREEMENT

** The above exhibits to the Lease have been omitted from Exhibit 10.1 pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted exhibits to the U.S. Securities and Exchange Commission upon request.

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